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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
Realogy Holdings Corp.
(Name of Registrant as Specified In Its Charter)
___________________________
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NOTICE OF 2014 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
March 14, 2014
Dear Stockholder of Realogy Holdings Corp.,
You are cordially invited to attend the 2014 Annual Meeting of Stockholders to be held on Friday, May 2, 2014.
The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
I appreciate your continued support of Realogy Holdings Corp. and look forward to seeing you on May 2, 2014.
Very truly yours,

Richard A. Smith
Chairman, Chief Executive Officer and President

REALOGY HOLDINGS CORP.
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
March 14, 2014

Date:	Friday, May 2, 2014
Time:	9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
Purposes of the meeting:

•	to elect two Directors for a three-year term;

•	to vote on a proposal to amend our Amended and Restated Certificate of Incorporation to eliminate the classification of our Board of Directors and thereby provide for the annual election of Directors;

•	to vote on a proposal to amend our Amended and Restated Certificate of Incorporation to eliminate provisions related to Apollo (as defined in the attached proxy statement);

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2014; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
The matters specified for voting above are more fully described in the attached proxy statement. Only our stockholders of record at the close of business on March 7, 2014 are entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.
Who may attend the meeting:
Only stockholders, persons holding proxies from stockholders, invited representatives of the media and financial community and other guests of Realogy Holdings Corp. may attend the meeting.
What to bring:
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Record Date:
March 7, 2014 is the record date for the meeting. This means that owners of Realogy Holdings common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:
Instead of mailing a printed copy of our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2013, to all of our stockholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 14, 2014, we will begin mailing a Notice to all stockholders as of March 7, 2014, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Householding Information:
We have adopted a procedure approved by the Securities and Exchange Commission or SEC called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.
If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845.
For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.
Proxy Voting:
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.
Our proxy tabulator, ComputerShare Trust Company, N.A., must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Thursday, May 1, 2014.
By order of the Board of Directors,
Marilyn J. Wasser
Corporate Secretary

i

ii

REALOGY HOLDINGS CORP.
PROXY STATEMENT
The enclosed proxy materials are provided to you at the request of the Board of Directors of Realogy Holdings Corp. (the "Board") to encourage you to vote your shares at our 2014 annual meeting of stockholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," and "Realogy" and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC. References in this proxy statement to "Realogy Group" mean Realogy Group LLC.
Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2014 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders beginning on or about March 14, 2014 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2014 annual meeting of stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 14, 2014, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice") telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the 2014 Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investor Relations section of our website at www.realogy.com.
When and where will the annual meeting be held?
The annual meeting will be held on Friday, May 2, 2014 at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
What am I being asked to vote on at the meeting?
You are being asked to vote on the following:

•	the election of two Directors for a three-year term (nominations for Director must comply with our Bylaws including the applicable notice requirements);

•
the amendment of our Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to eliminate the classification of our Board and thereby provide for the annual election of Directors;

•	the amendment of our Certificate of Incorporation to eliminate provisions related to Apollo (as defined in this proxy statement);

•	the advisory approval of our executive compensation program;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2014; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 7, 2014 (record date) are entitled to vote at the meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 146,137,637 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 73,068,819 shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.
A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

•	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

•	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under "How do I attend the meeting?").
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under "How do I attend the meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.
How does the Board recommend that I vote?
The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the amendment of our Certificate of Incorporation to eliminate the classification of our Board and thereby provide for the annual election of Directors;

•	FOR the amendment of our Certificate of Incorporation to eliminate provisions related to Apollo;

•	FOR the stockholder advisory vote to approve our executive compensation program; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2014.

How many votes are required to approve each proposal?
The Company recently amended its Amended and Restated Bylaws (as so amended, the "Bylaws") to move from a plurality to a majority voting standard in uncontested elections of Directors. As a result, in the election of Directors at the annual meeting, the affirmative vote of a majority of the votes cast with respect to a Director nominee will be required to elect that nominee. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
For each of the proposals to amend our Certificate of Incorporation (1) to eliminate the classification of our Board and thereby provide for the annual election of Directors and (2) to eliminate provisions relating to Apollo, the affirmative vote of the holders of at least seventy-five percent in voting power of all the shares entitled to vote generally in the election of Directors, voting together as a single class, will be required for approval. Abstentions and broker non-votes will have the effect of a vote against each of these proposals.
For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions and broker non-votes will have the effect of a vote against any of these proposals.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees, the proposals to amend our Certificate of Incorporation (1) to eliminate the classification of our Board and thereby provide for the annual election of Directors and (2) to eliminate the provisions relating to Apollo, and the advisory vote on executive compensation. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.
How do I attend the meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.
How are proxies solicited?
Morrow & Co. LLC has been retained to advise and assist in soliciting proxies at a cost of $7,500 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I submit a stockholder proposal for the 2015 meeting?
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2015 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Bylaws. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 14, 2014. In general, any stockholder proposal to be considered at next year's annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 2, 2015 and not later than February 1, 2015. However, if the date of the 2015 Annual Meeting of Stockholders is not within 30 days before or after May 2, 2015, then a stockholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2015 Annual Meeting of Stockholders must comply with the requirements of our Bylaws. A stockholder may obtain a copy of our Bylaws on our website or by writing to our Corporate Secretary.
Our Nominating and Corporate Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria and procedures described in this proxy statement under Election of Directors. The Nominating and Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our Bylaws.

GOVERNANCE OF THE COMPANY
Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.realogy.com under the Governance page for the Board's Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on The New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.
Director Independence Criteria
The New York Stock Exchange listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

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Realogy Holdings does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

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The Director is not currently, and has not within the last three years been, employed by Realogy Holdings' present auditors, nor has any of his or her immediate family members been so employed (except in a non-professional capacity not involving Realogy Holdings' business).

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Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an "interlocking directorate" in which an executive officer of Realogy Holdings serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

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The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Realogy Holdings for property or services in an amount in any of the last three fiscal years, exceeding the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

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The Director currently does not have, and has not had within the past three years, a personal services contract with Realogy Holdings, its chairman and chief executive officer or other executive officer.

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The Director has not received, and such Director's immediate family member has not received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Realogy Holdings (other than (i) Realogy Holdings Board of Director fees and committee fees, (ii) pension or other forms of deferred compensation from prior service so long as such compensation is not contingent in any way on continued service and (iii) in the case of an immediate family member, compensation as a non-executive officer employee of Realogy Holdings).

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The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Realogy Holdings Corp. within the last three years gave directly, or indirectly, through the provision of services, more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000.

Guidelines for Determining Director Independence
In accordance with our Corporate Governance Guidelines and Director Independence Criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by The New York Stock Exchange listing standards and our Director Independence Criteria: Raul Alvarez, Jessica M. Bibliowicz, Fiona P. Dias, V. Ann Hailey, Brett White and Michael J. Williams. All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are Independent Directors as required by The New York Stock Exchange listing standards, SEC rules as applicable and our Director Independence Criteria.
The Board follows a number of procedures to review, and if necessary and appropriate, approve material related party transactions. Pursuant to its written charter, the Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Audit Committee also has a written policy with respect to the approval of transactions in which a related person has a material direct or indirect interest. In determining whether to approve a related party transaction, the Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm's-length transactions with unrelated parties. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. The Board also took into consideration that in 2012, prior to their joining our Board, several of our Independent Directors utilized the brokerage services of our Company-owned brokerages and/or our franchisees in the sale of residential real estate in the ordinary course of business and on similar terms to those offered to unrelated third parties in similar transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any material relationship with us other than as a Director.
Committees of the Board
The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of the financial statements;

•	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

•	compliance with legal and regulatory requirements;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or director under, the code of ethics.
As discussed under "Oversight of Risk Management" of this proxy statement, the Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks.
All members of the Audit Committee are Independent Directors under the Board's Director Independence Criteria and applicable SEC and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey, Michael J. Williams and Jessica M. Bibliowicz are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Governance page of our website at www.realogy.com.
Audit Committee Report
The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Realogy's related internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Audit Committee reviews the Audit Committee Charter annually and recommends changes, as appropriate, to the Board to reflect the evolving role of the Audit Committee. The Charter is available on the Governance page of our website at www.realogy.com.
The Board has the ultimate authority for effective corporate governance, including oversight of the management of Realogy. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Realogy, the audits of Realogy's consolidated financial statements and internal controls over financial reporting, the qualifications, performance and independence of the independent registered public accounting firm engaged as Realogy's independent auditor and the performance of Realogy's internal auditor. As part of its engagement of Realogy's independent registered public accounting firm, the Audit Committee, with the assistance of Realogy management, leads the selection of the lead partner of the independent registered public accounting firm, evaluates the qualifications and performance of the lead partner and the other key personnel on the engagement, and ensures that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.
The Audit Committee is comprised of three Directors, each of whom meets the standards of independence adopted by The New York Stock Exchange and the SEC. Subject to stockholder ratification, the Audit Committee appoints Realogy's independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management is responsible for Realogy's financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting. PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for expressing an opinion on Realogy's consolidated financial statements and the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2013 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2013, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.
During 2013, the Audit Committee actively fulfilled its duties and responsibilities as outlined in the Audit Committee Charter. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditors Realogy's quarterly earnings, press releases, consolidated financial statements and related periodic reports filed with the SEC;

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in coordination with the Board, reviewed and discussed with management and the independent auditors Realogy's disclosures in the prospectuses relating to the April 2013 and July 2013 secondary public offerings and the offering memorandum relating to Realogy's April 2013 issuance of 3.375% Senior Unsecured Notes;

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reviewed with the CEO, the CFO and other members of management, the processes that management has in place with respect to evaluating the accuracy and fair presentation of its financial statements and the effectiveness of Realogy's disclosure controls and procedures and internal controls over financial reporting;

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reviewed with management and the independent auditor management's assessment of the effectiveness of Realogy's internal control over financial reporting and the independent auditor's opinion about the effectiveness of Realogy's internal controls over financial reporting;

•	considered and discussed with management, the internal auditor and the independent auditor, as appropriate, the audit scopes and plans of both the independent auditor and the internal auditor;

•	provided oversight with respect to the Company's policy with respect to derivatives and the Company's policies with respect to tax accounting;

•	in coordination with the Board, reviewed Realogy's risk assessment and risk management policies and assessed steps management is taking to control these risks;

•	approved the Company's annual ethics and compliance program and received quarterly updates on the progress of the program;

•	conferred regularly with the General Counsel on legal matters;

•	promoted a culture of high respect for the Company's audit functions; and

•	met in periodic executive sessions with management, the internal auditors and the independent auditors.
The Audit Committee also discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the PCAOB and the SEC. The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
The Audit Committee has also considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2013.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Jessica M. Bibliowicz
Michael J. Williams

Compensation Committee
The purpose of the Compensation Committee is to:

•
oversee management compensation policies and practices, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Realogy Holdings and Realogy Group, (ii) reviewing and approving management incentive policies and programs and exercising discretion in the administration of such programs, (iii) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs, and (iv) stock ownership and clawback policies applicable to the senior management group or other employees;

•
review and make recommendations to the Nominating and Corporate Governance Committee with respect to the compensation of and reimbursement and stock ownership policies for members of the Boards of Directors of Realogy Holdings and Realogy Group;

•	provide oversight concerning selection of officers, expense accounts and severance plans and policies of Realogy Holdings and Realogy Group;

•	review and discuss with management the Company's compensation discussion and analysis that is included in this proxy statement; and

•
prepare an annual compensation committee report, provide regular reports to the Realogy Holdings and Realogy Group Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Realogy Holdings.

For additional information regarding the Compensation Committee's processes and procedures, see below under "Executive Compensation—Compensation Discussion and Analysis—Compensation Committee; Consultant; and Role of Chief Executive Officer."
As required by the rules of The New York Stock Exchange, all of the members of the Compensation Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards.
The Compensation Committee Report is provided below under the Executive Compensation section of this Proxy Statement. The Compensation Committee Charter is available on the Governance page on our website at www.realogy.com.
Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee are intended to promote a culture of high respect for good governance practices and include the following:

•	implementation and review of criteria for membership on our Board of Directors and its committees;

•	identification and recommendation of proposed nominees for election to our Board of Directors and membership on its committees;

•	development of and recommendation to our Board of Directors of principles regarding corporate governance and related matters (including management succession planning);

•
review of, and make recommendations to the Board relating to, the compensation of and reimbursement and stock ownership policies for members of the Boards of Directors of Realogy Holdings and Realogy Group; and

•	overseeing the evaluation of the Board of Directors.
As required by the rules of The New York Stock Exchange, all of the members of the Corporate Governance Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards.
The Corporate Governance Committee Charter is available on the Governance page on our website at www.realogy.com.

Committee Membership
The following chart provides the current committee membership:

Director (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raul Alvarez	—	M	—
Jessica M. Bibliowicz	M	—	—
Fiona P. Dias	—	M	M
V. Ann Hailey	C	—	M
Brett White	—	C	M
Michael J. Williams	M	M	C
_______________
M = Member
C = Chair
(1) Each member of each Committee is an Independent Director
Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, the Presiding Director and other members of management relative to matters of mutual interest and concern to Realogy Holdings.
During 2013, the Board held nine meetings, the Audit Committee held twelve meetings, the Compensation Committee held nine meetings and the Nominating and Corporate Governance Committee held seven meetings. Each Director attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served.
Board Leadership Structure
The Board believes that Realogy's CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development and the Independent Directors interact with the CEO and the other members of management through a Presiding Director discussed below. Our Independent Directors bring experience, oversight and expertise from outside our company, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, all of which are essential to effective governance.
One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with an independent Presiding Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy review and independent oversight of management. The Board selected Michael J. Williams, an independent Director who serves as Chair of the Nominating and Corporate Governance Committee, to serve as the Board's Presiding Director. In his capacity as Presiding Director, Mr. Williams leads the executive sessions of the non-management and independent directors, serves as a liaison between the Chairman and the other members of the Board including providing feedback to the Chairman from the other members of the Board after each meeting of the Board, coordinates with the non-management directors between meetings, and assists the Chairman and Chief Executive Officer in preparing Board meeting agendas and schedules.
Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our Company and the achievement of our business objectives and strategies.
The Board regularly reviews information regarding and risks associated with our finances, credit, liquidity, operations, legal and regulatory obligations and business strategy. The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board of Directors is regularly informed about our risks through committee reports and management presentations.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.
Executive Sessions of Non-Management Directors and Independent Directors
The Board meets regularly without any members of management present and at least once a year with only Independent Directors present. The Presiding Director chairs these sessions.
Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual non-management Director or Independent Director or the non-management Directors or Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.
Director Attendance at Annual Meeting of Stockholders
As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause.
Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the "Code of Conduct") which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of Realogy's website at www.realogy.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.
Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the World's Most Ethical Companies in 2012 and 2013.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy's website at www.realogy.com.
Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.

Compensation of Directors
Independent Directors, and effective January 1, 2014, our sole Non-Management Director (Marc E. Becker), receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. Directors who are members of management receive no compensation for Board service.
The Board has established guidelines with respect to the compensation of our Directors. These guidelines designate a portion of the compensation of our Directors to be paid in restricted stock unit awards. The Board also has established stock ownership guidelines for Directors as discussed under "Governance of the Company—Independent and Non-Management Director Stock Ownership Guidelines" pursuant to which the Non-Management Directors must retain a meaningful portion of their equity compensation.
The following table sets forth the compensation for services payable to our Directors:

Compensation(1)
Annual Director Retainer(2)	$170,000
New Director Equity Grant(3)	100,000
Board and Committee Meeting Attendance Fee	—
Presiding Director Fee	25,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
_______________

(1)
Members of the Board who are also officers or employees of Realogy Holdings or its subsidiaries (e.g., our Chairman and Chief Executive Officer) do not receive compensation for serving as directors. A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the "Retainer") is paid as follows: $70,000 in cash, payable in quarterly installments, and $100,000 in the form of restricted stock units. The restricted stock units vest one year following the date of grant (or in the case of a new director appointed in between annual meetings of stockholders, the award is pro-rated for the period between the date of grant and the following April 30th and vest on or about the following April 30th). Prior to May 2013, the guidelines provided for a non-qualified option grant rather than a restricted stock unit award. The options have a term of ten years, an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(3)
Commencing May 2013, the grant is made in the form of restricted stock units that vest over a three-year period, in equal annual installments commencing one year from the date of grant. Prior to May 2013, the grant was made in the form of non-qualified stock options. The options have a term of ten years, an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable at the rate of 25% per year, commencing one year from the date of grant.

The cash fees are paid in advance on a quarterly basis on the first day of a quarter and the stock portion of the Annual Retainer is granted immediately following the annual meeting of stockholders (or in the case of Directors joining the Board between annual meetings, on the date they are appointed to the Board, with the amount pro-rated for the period from the date of grant until the immediately following April 30th).
A Director may defer cash fees and eligible equity awards, including restricted stock units, under the Realogy Deferred Compensation Plan. Cash fees deferred will be in the form of restricted stock units settleable in shares of Realogy Holdings common stock; the number of restricted stock units issuable in connection with a deferral of cash fees will be calculated by dividing the amount of the deferred cash fees by the fair market of the common stock on the date of grant. Generally, a Director's deferral will be paid on a fixed date elected by the director, or, if earlier, on the first anniversary following a Director's separation from service, but a Director may elect to defer to receive deferred payments in a single lump-sum payment or payments over time.
A Director who serves on our Board of Directors does not receive any additional compensation for service on the Board of Directors of our subsidiaries, unless there shall be a committee of any such subsidiary where there is not a corresponding committee of the Company.

The following sets forth information concerning the compensation of our Independent Directors in 2013:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Option Awards ($) (4)(5)	Total ($)
Raul Alvarez	$—	$190,118	$—	$190,118
Jessica M. Bibliowicz	39,168	183,373	—	222,541
Fiona P. Dias	—	223,656	—	223,656
V. Ann Hailey	120,833	100,071	—	220,904
Brett White	33,653	147,659	125,023	306,335
Michael J. Williams	105,417	100,071	—	205,488
_______________

(1)
Commencing January 1, 2014, Marc E. Becker, our sole Non-Management Director, receives compensation for serving as a Director. Footnote (11) to the table in the section of this proxy statement captioned "Ownership of Our Common Stock" discloses Mr. Becker's holding of 713 shares underlying granted, but unvested, restricted stock units.

(2)
The table reflects the grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718 and, in the case of Messrs. Alvarez and White and Ms. Dias the aggregate grant date fair value of fees paid on a quarterly basis in the form of deferred stock units. The restricted stock unit awards granted to Messrs. White and Williams and Ms. Hailey had a grant date fair value of $100,071. The restricted stock unit awards granted to Ms. Bibliowicz and Ms. Dias had a grant date fair value of $183,373 (consisting of $100,000 for the New Director Equity Grant and the $100,000 annualized Independent Director retainer, pro-rated from the date of grant until the 2014 Annual Meeting of Stockholders). The restricted stock unit awards granted to Mr. Alvarez had a grant date fair value of $166,724 (consisting of $100,000 for the New Director Equity Grant and the $100,000 annualized Independent Director retainer, pro-rated from the date of grant until the 2014 Annual Meeting of Stockholders). The assumptions we used in determining the grant date fair value are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
As of December 31, 2013, each of the Independent Directors held the following aggregate number of restricted stock and/or restricted stock unit awards: Mr. Alvarez—4,002 shares; Ms. Bibliowicz—3,777 shares; Ms. Dias—3,777 shares; Ms. Hailey—5,942 shares; Mr. White—1,973 shares; and Mr. Williams—1,973 shares. As of December 31, 2013, Mr. Alvarez, Ms. Dias and Mr. White held the following aggregate number of deferred stock units: 542, 871 and 1,029, respectively.

(4)
On January 24, 2013, Mr. White was granted two non-qualified options to purchase shares of common stock, one to purchase 1,298 shares and the other to purchase 5,190 shares, each at an exercise price of $44.30 per share, which become exercisable at the annual rate of 25% of the total number of shares underlying the option commencing January 24, 2014, one year from the date of grant, subject to his continued service on our Board of Directors. The option for 1,298 shares represents the stock portion of Mr. White's annualized Independent Director retainer, pro-rated until the 2013 Annual Meeting of Stockholders, and the option for 5,190 shares represents his new Director equity grant. We determined the grant date fair value of these options on the date of grant ($19.27 per share or $125,023 in the aggregate). The table reflects the aggregate grant date fair value of these options computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these options are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
As of December 31, 2013, each of the following Independent Directors held options to purchase the aggregate number of shares as follows: Ms. Hailey—17,364 options; Mr. White—6,488 options; and Mr. Williams—9,573 options.

Independent and Non-Management Director Stock Ownership Guidelines
To create linkage with stockholders, the Board has established guidelines that require each Independent and Non-Management Director to beneficially own an amount of our stock equal to at least five times the cash portion of the annual director retainer (or $350,000 of value based upon the current $70,000 cash portion of the annual retainer) by May 2018 or within five years of joining the Board. Shares of Realogy common stock, deferred stock units, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options are not counted.

Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of Common Stock as of March 7, 2014 by (i) each person known to beneficially own more than 5% of the Common Stock, (ii) each of our named executive officers, (iii) each member of the Board of Directors and (iv) all of our executive officers and members of the Board of Directors as a group. At March 7, 2014, there were 146,137,637 shares of Common Stock outstanding.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.
Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Lone Pine Capital LLC (1)	12,430,198	8.5%
Paulson & Co. Inc. (2)	12,000,000	8.2%
FMR LLC (3)	8,485,974	5.8%
The Vanguard Group (4)	8,354,454	5.7%
Richard A. Smith (5)	688,822	*
Anthony E. Hull (6)	166,897	*
Kevin J. Kelleher (7)	65,707	*
Alexander E. Perriello, III (8)	133,690	*
Bruce Zipf (9)	129,903	*
Raul Alvarez (10)	—	*
Marc E. Becker (11)	—	*
Jessica M. Bibliowicz (12)	—	*
Fiona P. Dias (13)	—	*
V. Ann Hailey (14)	25,096	*
Brett White (15)	1,621	*
Michael J. Williams (16)	2,392	*
Directors and executive officers as a group (16 persons) (17)	1,502,443	1.0%
 _______________

*	Less than one percent.

(1)
The information in the table is based solely upon Amendment No. 1 to Schedule 13G filed by such person with the Securities and Exchange Commission ("SEC") on February 14, 2014. The principal address for Lone Pine Capital LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830. Lone Pine Capital LLC reported shared voting and dispositive power over all 12,430,198 shares of Common Stock.

(2)
The information in the table is based solely upon Amendment No. 1 to Schedule 13G filed by such person with the SEC on February 14, 2014. The principal address for Paulson & Co. Inc. is 1251 Avenue of the Americas, 50th Floor, New York, New York 10020. Paulson & Co. Inc. reported sole voting and dispositive power over all 12,000,000 shares of Common Stock.

(3)
The information in the table is based solely upon Amendment No. 1 to Schedule 13G filed by such person with the SEC on February 14, 2014. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR reported sole dispositive power over all 8,485,974 shares of Common Stock and sole voting power over 1,274,612 shares of Common Stock.

(4)
The information in the table is based solely upon Schedule 13G filed by such person with the SEC on February 12, 2014. The principal address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reported sole voting power over 136,462 shares of Common Stock, sole dispositive power over 8,236,092 shares of Common Stock and shared dispositive power over 118,362 shares of Common Stock.

(5)
Includes 288,864 shares of Common Stock underlying options and 121,924 shares subject to vesting under restricted stock agreements. Does not include an additional 467,817 shares of Common Stock underlying options and shares issuable under a performance share unit award that do not become exercisable or issuable within 60 days of March 7, 2014.

(6)
Includes 88,163 shares of Common Stock underlying options and 18,164 shares subject to vesting under restricted stock agreements. Does not include an additional 136,298 shares of Common Stock underlying options, 27,267 shares of Common Stock subject to restricted stock unit awards, shares issuable under a performance share unit award or 3,892 shares issuable under deferred stock units that do not become exercisable, issuable or settleable within 60 days of March 7, 2014.

(7)
Includes 15,091 shares of Common Stock underlying options and 24,448 shares subject to vesting under restricted stock agreements. Does not include an additional 87,993 shares of Common Stock underlying options, 5,551 shares of Common Stock subject to a restricted stock unit award or shares issuable under a performance share unit award that do not become exercisable or issuable within 60 days of March 7, 2014.

(8)
Includes 73,267 shares of Common Stock underlying options and 31,132 shares subject to vesting under restricted stock agreements. Does not include an additional 100,658 shares of Common Stock underlying options, 6,427 shares of Common Stock subject to a restricted stock unit award or shares issuable under a performance share unit award that do not become exercisable or issuable within 60 days of March 7, 2014.

(9)
Includes 71,725 shares of Common Stock underlying options and 30,026 shares subject to vesting under restricted stock agreements. Does not include an additional 108,822 shares of Common Stock underlying options, 6,719 shares of Common Stock subject to a restricted stock unit award or shares issuable under a performance share unit award that do not become exercisable or issuable within 60 days of March 7, 2014.

(10)
Does not include 4,002 shares of Common Stock subject to restricted stock unit awards or 931 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 7, 2014.

(11)	Does not include 713 shares of Common Stock subject to restricted stock unit awards that will not vest within 60 days of March 7, 2014.

(12)	Does not include 3,777 shares of Common Stock subject to restricted stock unit awards that will not vest within 60 days of March 7, 2014.

(13)
Does not include an additional 3,777 shares of Common Stock subject to restricted stock unit awards or 871 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 7, 2014.

(14)
Includes 12,232 shares of Common Stock underlying options and 1,869 shares subject to vesting under restricted stock agreements. Does not include an additional 5,132 shares of Common Stock issuable upon the exercise of options or 1,973 shares subject to restricted stock units that do not become exercisable or settleable within 60 days of March 7, 2014.

(15)
Consists of 1,621 shares of Common Stock underlying options. Does not include an additional 4,867 shares of Common Stock underlying options that remain subject to vesting, 1,973 shares subject to restricted stock unit awards or 1,029 shares issuable under deferred stock units that do not become exercisable, issuable or settleable within 60 days of March 7, 2014.

(16)
Consists of 2,392 shares of Common Stock underlying options. Does not include an additional 7,181 shares of Common Stock underlying options or 1,973 shares issuable under a restricted stock unit award that do not vest or become exercisable within 60 days of March 7, 2014.

(17)
Includes or excludes, as the case may be, shares of Common Stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 136,894 shares of Common Stock underlying options and 47,524 shares issuable under restricted stock awards, but does not include 239,184 additional shares of Common Stock issuable upon exercise of options, 20,608 shares subject to restricted stock unit awards, 4,288 shares issuable under deferred stock units or shares issuable under performance share unit awards that do not become exercisable, issuable or settleable within 60 days of March 7, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2013 reports were filed on time.

ELECTION OF DIRECTORS
Process for Nominating Directors
The Nominating and Corporate Governance Committee of our Board of Directors, which we refer to in the "Election of Directors" section as the "Committee," is responsible for identifying, recruiting, evaluating and recommending to the Board nominees for election at the 2014 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting").
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management, stockholders or others and, if the Committee deems appropriate, a third-party search or board advisory firm. To help the Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, candidates complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Candidates are evaluated by the Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Qualified candidates will be interviewed by at least one member of the Committee. Using the input from the interview and other information it has obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.
Stockholder Nominations and Bylaw Procedures. The Committee will consider written proposals from stockholders for nominees for Director. Nominations should be submitted to the Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Committee and nominated by the Board.
Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our Bylaws have been filed as an exhibit to our Current Report on Form 8-K filed on February 25, 2014. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the Bylaws as to the Director nominee, information about the stockholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an Independent Director or that could be material to a reasonable stockholder's understanding of the independence of the nominee.
To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year's annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year's meeting, a stockholder's written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.
The Committee intends to use a substantially similar evaluation process as described herein for candidates identified by directors or management to evaluate nominees for Director recommended by stockholders.
General Qualifications. The Board believes all directors should possess certain personal characteristics, including personal and professional integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the "Guidelines"), when evaluating the suitability of individuals for nomination, the Committee seeks individuals from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise relevant to Realogy. The

Committee takes into account many factors, including but not limited to: the individual's general understanding of the varied disciplines relevant to the success of a midcap publicly traded company in today's business environment; understanding of the real estate market and/or an understanding of other relevant business models (e.g., franchising and businesses that have a significant focus on branding); professional expertise and educational background; experience with companies that have transitioned from private equity ownership to being publicly-traded companies; experience as a director of a publicly-traded company; and other factors described below. The Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Realogy responsibilities, taking into account the individual's other commitments. In addition, the Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.
When determining whether to recommend a director for re-election, the Committee also considers the director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an independent director who has reached the age of 75, unless the Committee, on an annual basis, waives or continues to waive, the mandatory age limitation. An employee director must offer his or her resignation from the Board upon ceasing to be a Realogy officer though the Committee has the discretion as to whether or not it should accept the resignation.
Diversity. The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity's significant benefit to the Board and Realogy, as varying viewpoints contribute to a more informed and effective decision-making process.
As shown below, our current directors, including our two nominees, have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers:

•	five directors (including our CEO) are current or former chief executive officers or presidents of mid or large-cap publicly-traded companies;

•	four directors have significant industry knowledge;

•	three directors are women;

•	one director is Hispanic;

•	one director is Asian; and

•	the age range for the directors is 41-63.
Individual Skills and Experience. When evaluating potential director nominees, the Committee considers each individual's professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities, represent our stockholders' interests and best perpetuate our long-term success. The Committee conducts annual evaluations of the Board, the Board's committees and individual directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.
The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy;

•
significant operating experience as current or former executives, which gives directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

•
leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
accounting, financial and/or capital markets expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•	technology and/or marketing experience; and

•
public company board and corporate governance experience at mid-cap or large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholders' interests.

The following table highlights each director's specific skills, knowledge and experiences. A particular director may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Accounting and Financial	Technology and Marketing	Public Company Board/ Corporate Governance
Director Nominees
Jessica M. Bibliowicz		x	x	x		x
Fiona P. Dias		x	x		x	x
Other Directors
Richard A. Smith	x	x	x			x
Raul Alvarez		x	x	x	x	x
Marc E. Becker	x			x		x
V. Ann Hailey		x	x	x	x	x
Brett White	x	x	x	x		x
Michael Williams	x	x	x	x		x
The Board believes that all of the directors, including the two director nominees, are highly qualified. As the table shows, the directors have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. All directors, other than Mr. Smith, our Chairman and Chief Executive Officer, and Mr. Becker, a partner of Apollo, satisfy all of our independence requirements. All directors possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each director biography below contains additional information regarding his or her professional experience, qualifications and skills.
Board of Directors
At the date of this proxy statement, the Board of Directors consists of eight members, seven of whom are non-management Directors and six of whom (or 75%) are Independent Directors under The New York Stock Exchange listing standards and our corporate governance documents. The Board is currently divided into three classes each with three-year terms which are staggered so that one-third of the Directors, or as near to one-third as possible, are elected at each annual meeting for three-year terms.
Our board composition has undergone significant change since October 10, 2012, the effective date of our initial public offering. At that time of the initial public offering, our Board was comprised of four nominees of Apollo, our Chairman and CEO and one Independent Director. Since then, in connection with Apollo's sale of its equity interest in the Company through two secondary public offerings in April and July 2013, three of the four Apollo nominees have resigned (with Mr. Becker continuing to serve on the Board but not as a "nominee" of Apollo), and to add diversity and breadth to our Board and to comply with The New York Stock Exchange listing requirements, we have added five Independent Directors. With respect to the search for one of the five additional Independent Directors, the Board retained SpencerStuart to assist the Committee and the Board in the search for a candidate for the Board with experience in technology (including disruptive technologies) and social media, which resulted in Ms. Dias' appointment in June 2013. Three of the other four Independent Directors were identified by the Chairman, and Ms. Bibliowicz was identified by a Non-Management Director (Mr. Becker). Two of our eight directors have been elected by our public stockholders.
In February 2014, the Committee recommended, and the Board nominated, Jessica M. Bibliowicz and Fiona P. Dias for election at the Annual Meeting. The two nominees, both of whom are current Directors, are standing for election as directors to hold office as Class II Directors for three-year terms expiring in 2017 or until her successor has been duly elected and qualified. Each nominee has consented to her nomination for election to the Board.
The information below regarding the age of each director nominee and the current Class I and Class III Directors is as of March 1, 2014, and includes each director's professional experience, educational background and qualifications. The information also sets forth the public company directorships each director currently holds or has held during the past five years.
If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

At this year's meeting, our stockholders are also being asked to approve amendments to our Certificate of Incorporation to eliminate the classification of our Board and thereby provide for the annual election of Directors commencing with those Directors up for election at our 2015 annual meeting. For information regarding this proposal see below under "Approval of Amendment to the Company's Certificate of Incorporation to Eliminate The Classified Board Structure."
See "Related Party Transactions" for a summary of the Securityholders Agreement with Paulson & Co. Inc. on behalf of the several investment funds and accounts managed by it (together with such investment funds and accounts, "Paulson"), under which Paulson has the right, among other things, to either nominate a member of, or designate a non-voting observer to attend all meetings of, our Board of Directors. Pursuant to this Securityholders Agreement, Alexander B. Blades, a Senior Vice President at Paulson, served as a non-voting observer of our Board of Directors meetings until January 22, 2013, at which time he resigned as a board observer.
Stockholder Voting for Election of Directors
Pursuant to the Bylaws, Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
Under the Board's Director Resignation Policy, each incumbent Director who fails to receive the required vote for election or re-election in an uncontested election is required to submit a contingent, irrevocable resignation that the Board may accept. The Nominating and Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. In making this recommendation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members.
The Board is required to act on the resignation within 90 days following the date of the stockholders' meeting at which the election of the Directors occurred. In considering the Nominating and Corporate Governance Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional information, factors and alternatives the Board believes to be relevant. We will promptly publicly disclose the Board's decision and process in a report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Nominating and Corporate Governance Committee and Board activities, deliberations and decisions during this Committee and Board process.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
JESSICA M. BIBLIOWICZ AND FIONA P. DIAS.

Nominees for Election to the Board for a Three-Year Term
Expiring at the 2017 Annual Meeting of Stockholders
Jessica M. Bibliowicz, age 54, became a member of our Board in June 2013 and has served as a member of the Audit Committee since November 2013. In September 2013, Ms. Bibliowicz joined Bridge Growth Partners, a recently formed private equity firm focusing on investments in the technology and financial services sectors, as a senior advisor. Prior thereto, from 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation and as its Chairman of the Board of Directors from June 2003 until July 1, 2013, when it was acquired by a private equity sponsor. Ms. Bibliowicz also served as President of National Financial Partners Corporation from April 1999 to April 2012. Prior to joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz serves on the board of directors of The Asia Pacific Fund, Inc. and has been nominated for election to the board of directors of Sotheby's at its 2014 annual meeting of stockholders.
Ms. Bibliowicz's experience as CEO of a publicly traded financial services company for approximately 14 years, which included the acquisition of approximately 100 independent firms specializing in estate planning, corporate benefits and financial planning, as well as her experience as Chairman of that company for a decade, and her experience in finance and banking, make her well qualified to serve as a member of the Board.
Fiona P. Dias, age 48, became a member of our Board in June 2013 and has served as a member of the Nominating and Corporate Governance Committee and Compensation Committee since August 2013. Ms. Dias is currently Chief Strategy Officer of ShopRunner, an online shopping service, and has held this position since August 2011. Previously, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of e-commerce and interactive marketing services, from February 2007 to June 2011. Ms. Dias also served as Executive Vice President and Chief Marketing Officer at Circuit City Stores, Inc., a specialty retailer of consumer electronics, from May 2005 to August 2006 and held Senior Vice President positions at Circuit City from November 2000 to April 2005. Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias serves on the board of directors of Advance Auto Parts, Inc. and served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.
Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-brand strategies. Her position as a director of other public companies also enables her to share with the Board her experience with governance and compensation issues facing public companies.
Directors Continuing in Office for a
Term Expiring at the 2015 Annual Meeting
Marc E. Becker, age 41, has served as a director since April 2007 and served as Chair of the Nominating and Corporate Governance Committee from October 2012 until July 22, 2013 and Chair of the Compensation Committee from February 2008 until July 22, 2013. Mr. Becker is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the boards of directors of Affinion Group, Inc., Affinion Group Holdings, Inc., Apollo Residential Mortgage, Inc., Vantium Management, L.P., and Novitex Holdings, Inc. During the past five years, Mr. Becker also served as a director of Vantium Capital, Inc. from January 2007 to October 2012, Countrywide plc from May 2007 to February 2009, Quality Distribution, Inc. from June 1998 to May 2011, SourceHOV Holdings Inc. from January 2006 to May 2011 and Evertec, Inc. from September 2010 to December 2013.
Mr. Becker is affiliated with Apollo, has significant experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition in 2007. He was intimately involved in the management of Apollo's investment in the Company from the acquisition date until Apollo sold its remaining equity interest in the Company in July 2013.
Richard A. Smith, age 60, has served as our President and Chief Executive Officer since November 13, 2007, as Chairman of the Board since March 2012, and as a director since our separation from Cendant in July 2006. He served as a member of our Executive Committee from its formation in August 2009 until it was discontinued in August 2013. Prior to November 13, 2007, he served as our Vice Chairman of the Board of Directors and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant's Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was

President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Under the terms of his employment agreement, Mr. Smith serves as a member of the Board of Directors of Realogy during his employment term. His current term of employment ends on April 9, 2016, subject to automatic renewal for an additional one year pursuant to the terms of the employment agreement if neither party provides a 90-day notice of non-renewal.
Mr. Smith's current responsibilities as Chief Executive Officer and his leadership as President prior thereto and as the head of our business while it was a part of Cendant make him well qualified to serve on the Board of Directors.
Michael J. Williams, age 56, has been a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee since November 1, 2012 (and as Chair of the Nominating and Corporate Governance Committee since August 2013), and a member of the Compensation Committee since January 7, 2013. Mr. Williams also has served as presiding director since November 2013 and for three months prior thereto as the ad hoc presiding director. Since November 2012, Mr. Williams has served as a senior advisor to Sterling Partners, a private equity firm with offices in Chicago and Baltimore, and as chairman of the board of directors of Prospect Mortgage LLC, a Sterling Partners' portfolio company. He served as President and Chief Executive Officer of Fannie Mae, and a member of its board of directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae's Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae's Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Mr. Williams' extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board of Directors.
Directors Continuing in Office for a
Term Expiring at the 2016 Annual Meeting
Raul Alvarez, age 58, has been a director since August 2013 and has served as a member of the Compensation Committee since December 2013. He is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez served as President and Chief Operating Officer of McDonald's Corporation from August 2006 until December 2009. Previously, he served as President of McDonald's North America from January 2005 to August 2006 and as President of McDonald's USA from July 2004 to January 2005. Mr. Alvarez is a director at Dunkin' Brands Group, Inc., Lowe's Companies, Inc. and Eli Lilly and Company and served as a director of McDonald's Corporation and KeyCorp until 2009.
Mr. Alvarez brings to the Board financial acumen as well as significant operating experience in franchising, company owned operations and executive leadership. His position as a director of other public companies also enables him to share with the Board his experience with governance, audit and compensation issues facing public companies.
V. Ann Hailey, age 63, has served as a director and Chair of our Audit Committee since February 2008, and as a member of Nominating and Corporate Governance Committee since October 2012 and a member of our Compensation Committee from October 2012 to December 2013. Since July 2012, Ms. Hailey has served as President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an on-line marketplace for celebrities to connect with their fans by offering items in a virtual yard sale format. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served as a member of the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2009, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2009. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and serves as Chair of its Audit Committee and a member of its Board Affairs and Nominating Committee. Ms. Hailey also serves as a Director of Avon Products, Inc. and as a member of its Audit Committee and its Finance Committee.
Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc. and Famous Yard

Sale, Ms. Hailey has added experience in Internet site development and selling as well as new venture management and funding.
Brett White, age 54, has served as a director since January 24, 2013 and a member of our Nominating and Corporate Governance Committee and Compensation Committee since April 2013 (and as the Compensation Committee's Chair since August 2013). From January through December 2013, Mr. White served as a Managing Partner of Blum Capital Partners, L.P., a global real estate related investment firm. Prior thereto, Mr. White served as the chief executive officer of CBRE Group, Inc., the world's largest commercial real estate services firm, from June 2005 until his retirement in November 2012, and as its President from September 2001 to March 2010. Previously, Mr. White was Chairman of the Americas of CBRE Services, Inc., the predecessor of CBRE Group, Inc., from May 1999 to September 2001 and President of Brokerage Services from August 1997 to May 1999. Mr. White served on the board of directors of CBRE Group, Inc. (and its predecessor) from 1998 until January 24, 2013. Mr. White currently serves as a member of the board of directors of Edison International and its wholly owned subsidiary, California Edison Company, a California public utility company and as a member of the board of directors of Ares Commercial Real Estate Corporation, a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments.
Mr. White brings to the Board nearly 30 years of experience in the commercial real estate sector, and he has served as chief executive officer of a Fortune 500 company. His wealth of operational experience on a global scale, financial acumen and in-depth knowledge of the real estate industry are qualities which the Board considered in appointing Mr. White to the Board.

APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
TO ELIMINATE THE CLASSIFIED BOARD STRUCTURE
The Board, after careful consideration, recommends that our stockholders approve an amendment to our Certificate of Incorporation to eliminate the classification of the Board over a phase-out period and thereby provide for the annual election of Directors, as well as to revise certain related provisions of the Certificate of Incorporation (the "Declassification Charter Amendment").
Article V of the Certificate of Incorporation currently provides that the Board shall be divided into three classes, designated Class I, Class II and Class III, with the term of office of one class expiring each year and Directors in each class being elected to three-year terms. If the proposed Declassification Charter Amendment is approved by our stockholders, commencing with the 2015 annual meeting, Directors will be elected annually for terms expiring at the next succeeding annual meeting. Those Directors previously elected to three-year terms by our stockholders, including those Directors elected at this annual meeting, will complete their three-year terms. Beginning at the 2017 annual meeting, the declassification of the Board would be complete, and all Directors would be subject to annual election.
Background of the Proposal
This proposal is the product of the Board's ongoing review of corporate governance matters, which took into consideration the views expressed by its certain investors with which the Company engaged as part of its investor outreach program. In making its recommendation, the Board considered the advantages of both a classified and declassified board structure. A classified board of directors can promote continuity and enhance the stability of the board, encourage a long-term perspective of company management and reduce a company's vulnerability to coercive takeover tactics. The Board considered these advantages but also recognized the current corporate governance trends in favor of a declassified board structure and concluded that the stockholders' ability to evaluate Directors annually and the maintenance by the Company of best practices in corporate governance outweighed the disadvantages. Consequently, the Board concluded that the proposed Declassification Charter Amendment is in the best interests of the Company and its stockholders.
The Amendment to Our Certificate of Incorporation
If the Declassification Charter Amendment is approved, Section 3 of Article V of the Certificate of Incorporation would be amended to provide that, commencing with the 2015 annual meeting, the Directors will be elected annually for terms expiring at the next succeeding annual meeting, and those Directors elected prior to 2015 will serve out the remainder of their three-year term. In addition, Delaware law provides that Directors serving on declassified boards may be removed with or without cause, whereas our Directors currently may be removed only for cause due to the Board's classified structure. Thus, Section 7 of Article V of the Certificate of Incorporation would also be amended to permit the removal of Directors without cause but will provide that the Directors in a class which is serving the remainder of a three-year term will continue to be removable only for cause. The vote required to remove a Director, in either case, would continue to be seventy-five percent of the shares entitled to vote. Newly created Board seats would continue to be allocated to the classes until declassification is completed at the 2017 annual meeting, and Directors appointed to fill newly created Board seats or vacancies will hold office for a term that coincides with the remaining term of the relevant class.
The Board has also approved resolutions to amend Sections 2 and 9 of Article III of our Bylaws to make corresponding changes, contingent upon stockholder approval and implementation of the Declassification Charter Amendment.
The general description of the proposed Declassification Charter Amendment set forth above is qualified in its entirety by reference to the text of the Declassification Charter Amendment, which is attached as Appendix A to this proxy statement.
Pursuant to Article XIII of the Certificate of Incorporation, the proposed Declassification Charter Amendment requires approval by the affirmative vote of the holders of at least seventy-five percent of the shares entitled to vote.

If the proposed Declassification Charter Amendment is approved, it will become effective upon the filing of a Certificate of Amendment reflecting the Declassification Charter Amendment (or upon the filing of the Third Amended and Restated Certificate of Incorporation incorporating the Declassification Charter Amendment and the Apollo Charter Amendment as described under “Approval of Amendment to the Company’s Certificate of Incorporation to Eliminate Provisions Related to Apollo” below) with the Delaware Secretary of State, which we intend to do promptly following the annual meeting. If our stockholders approve the proposed Declassification Charter Amendment, the Board retains discretion under Delaware law not to implement it. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination. If the proposed Declassification Charter Amendment is not approved by stockholders, the Declassification Charter Amendment will not be implemented, and the Board's current classified structure will continue in place.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE DECLASSIFICATION CHARTER AMENDMENT.

APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
TO ELIMINATE PROVISIONS RELATED TO APOLLO
The Board, after careful consideration, recommends that our stockholders approve an amendment (the “Apollo Charter Amendment”) to our Certificate of Incorporation to eliminate the provisions related to Apollo. “Apollo,” as used herein, is defined as Apollo Management V, L.P., Apollo Management VI, L.P., Apollo Management VII, L.P. and any of their affiliates. These provisions:

•
provide that any contract or transaction between the Company and any other entity will not be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Company are interested in, or are directors, officers, partners, or members of such other entity (such directors, officers, and entities, each a "Related Person") as long as the fact that such person is a Related Person is disclosed or known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken and the interested directors may vote to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person (collectively, the foregoing provisions are referred to herein as the "Related Person Provisions");

•
renounce any interest or expectancy by the Company in any business of Apollo or in any potential transaction or matter presented to Apollo or an officer, director, employee, managing director or other affiliate of Apollo (an "Apollo Covered Person") that may constitute a corporate opportunity for both Apollo and the Company and that the Apollo Covered Persons will not be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities, except that any corporate opportunity that is expressly offered to any person who is a director or officer of the Company in writing solely in his or her capacity as an officer or director of the Company shall belong to the Company (collectively, the foregoing provisions are referred to herein as the "Corporate Opportunities Provisions");

•
provide that, for so long as Apollo owns at least 25% of the voting power of all the shares of the Company and casts its votes in favor of the proposed action, directors may be removed by the affirmative vote of the holders of a majority of the votes (as opposed to 75% of the votes) which all the stockholders would be entitled to cast in any annual election of directors;

•
provide that, for so long as Apollo owns a majority of the voting power of all the shares of the Company, the stockholders of the Company may act by written consent in lieu of a meeting of stockholders if a consent is signed by the holders of outstanding common stock of the Company not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders; and

•
provide that, for so long as Apollo owns at least 25% of the voting power of all the shares of the Company and casts its votes in favor of the proposed action, the Certificate of Incorporation and the Bylaws may be modified, amended or repealed by the affirmative vote of the holders of a majority of (as opposed to 75% of) all the shares entitled to vote thereon.

Background of the Proposal
Our Certificate of Incorporation was amended and restated in October 2012 in connection with the October 2012 IPO and contains provisions that contain rights, privileges and protections for Apollo as Apollo then owned nearly 50% of the outstanding stock and its nominees then constituted a majority of the Board members. Following the April and July 2013 sales of all of the shares owned by affiliates of Apollo, Apollo no longer owns any shares of our capital stock and the Board was reconstituted so that by the end of August 2013, 75% of its members are independent directors.
Since Apollo no longer beneficially owns any shares of our capital stock, the provisions in our Certificate of Incorporation detailing rights, privileges and protections of Apollo are no longer applicable (with the exception of the Related Person Provisions and the Corporate Opportunities Provisions). In addition, our Board believes the provisions related to Apollo are potentially confusing. In the case of the Related Person Provisions and the Corporate Opportunities Provisions, although Mr. Becker, a partner of Apollo, currently remains a director of the Company, he serves in its his individual capacity and not as a nominee of Apollo and Apollo has provided its written consent allowing us to eliminate the Related Person Provisions and the Corporate Opportunities Provisions. Apollo's consent was required under the Certificate of Incorporation.

The Amendment to Our Certificate of Incorporation
If the Apollo Charter Amendment is approved:

•
Section 7 of Article V would be amended to delete the proviso relating to the lower voting requirement for removal of directors when Apollo owns at least 25% of the voting power of all the shares of the Company;

•
Article VII would be amended to delete the second sentence thereof allowing stockholders to act by written consent when Apollo owns a majority of the voting power of all the shares of the Company and to delete the phrase ", subject to the next sentence," in the first sentence thereof;

•	Article XI would be deleted in its entirety to eliminate the Related Person Provisions and the Corporate Opportunities Provisions;

•
Article XIII would be amended to eliminate the lower voting requirements for the amendment of the Certificate of Incorporation and Bylaws when Apollo owns at least 25% of the voting power of all the shares of the Company by deleting the provisos in the second and third paragraphs thereof; and

•	Article XII through Article XV (as amended hereby) would be re-numbered as Article XI through Article XIV, respectively.
The general description of the proposed Apollo Charter Amendment set forth above is qualified in its entirety by reference to the text of the proposed Apollo Charter Amendment, which is attached as Appendix B to this proxy statement.
Pursuant to Article XIII of the Certificate of Incorporation, the proposed Apollo Charter Amendment requires approval by the affirmative vote of the holders of at least seventy-five percent of the shares entitled to vote.
If the proposed Apollo Charter Amendment is approved, it will become effective upon the filing of a Third Amended and Restated Certificate of Incorporation incorporating the approved Apollo Charter Amendment (and the Declassification Charter Amendment, if approved) with the Secretary of State of the State of Delaware, which we intend to do promptly following the annual meeting. If our stockholders approve the proposed Apollo Charter Amendment, the Board retains discretion under Delaware law not to implement it. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination. If the proposed Apollo Charter Amendment is not approved by stockholders, the Apollo Charter Amendment will not be implemented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE APOLLO CHARTER AMENDMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses our policies and practices with respect to executive compensation and presents a review and analysis of executive compensation earned in fiscal year 2013 by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our "named executive officers" or "NEOs") as follows:

Richard A. Smith	Chairman, Chief Executive Officer and President
Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer
Kevin J. Kelleher	President and Chief Executive Officer of Cartus
Alexander E. Perriello, III	President and Chief Executive Officer of Realogy Franchise Group
Bruce Zipf	President and Chief Executive Officer of NRT LLC
Executive Summary. 2013 was a year marked by significant compensation policy and practice changes for Realogy as the Company moved from more than six years of private equity ownership and direction to a more traditional public company ownership model. The Company completed an initial public offering in October 2012 (the "IPO") and at the onset of 2013, affiliates of Apollo—our private equity stockholders that had acquired Realogy in April 2007—continued to own approximately 45% of our outstanding shares and Apollo-designated directors constituted a majority of our Board. Following the April and July sales of all of the shares owned by affiliates of Apollo, the Board of Directors was reconstituted so that by the end of August 2013, 75% of its members are independent directors. Similarly, the Compensation Committee (referred to in this section as the "Committee") was reconstituted and thereafter became comprised exclusively of independent directors.
2013 Highlights. Among the compensation highlights for the year were the following:

•
Effective July 22, 2013, the Apollo-appointed director who had chaired the Committee since 2008 resigned both as Chair and a member of the Committee. Effective August 2013, an independent director was appointed Chair of the Committee and the size of the Committee was expanded to four independent directors.

•
The newly constituted, fully independent Committee began a complete review of compensation practices, with an initial focus on long-term incentives. Within weeks of its first meeting in early August, the Committee determined that it would retain a new independent compensation advisor, Frederic W. Cook & Co., Inc. ("Cook"), to make recommendations relating to the development of a new comprehensive executive compensation program for the named executive officers. This work included a competitive pay analysis based upon a new peer group as well as a review of survey and other data; study of the design, components and size for a long-term incentive program for 2014; and the evaluation of proposed metrics for the portion of the long-term incentive plan that would be performance based. The cornerstone for the 2014 long-term incentive plan was the development of a performance-based component representing at least 66% of the total long-term award to the NEOs.

•
The Committee reconfirmed prior decisions to discontinue solely retention-based plans, recommitted to the use of equity incentives that contain double triggers on a change-of-control, and reaffirmed stock ownership guidelines for both management and the Company's independent directors.

•	The CEO employment agreement was amended to eliminate the excise tax gross-up provision.

•	The Company's trading policies were broadened to prohibit hedging and pledging by all employees (and to eliminate any ability to grant exceptions to the prohibition).

•	The Company adopted a new clawback policy.

•
The Committee determined that it would not approve equity awards to the NEOs until it had concluded its review of compensation practices to assure an appropriate transition from private equity compensation practices to those more suited to a public company. This review was not completed until 2014 and accordingly, no new long-term incentive awards were granted in 2013. The long-term incentive payments that occurred in 2013 were associated with the conclusion of the performance-based, private equity-designed compensation plan implemented in January 2011, referred to in this discussion as the "Phantom Value Plan."

•	In January 2014, the Company adopted a new executive compensation philosophy described below.

•	In February 2014, the Company granted stock-based incentive awards to the NEOs under a new long-term incentive program with performance-based plan components.

In summary, following the July 2013 conclusion of the six-year private equity period of ownership, the new independent Committee determined it would substantially reset the executive compensation plans. In so doing, the Committee implemented certain "best practices" in executive compensation programs and took into consideration (1) the executive compensation policies of several proxy advisory firms, (2) the issues raised by certain stockholders during last year's proxy season, (3) the issues raised by investors during the Company's outreach program and (4) the outcome of the advisory vote on the compensation of our NEOs (Say-on-Pay Vote) at our 2013 Annual Meeting of Stockholders (84% of the shares voted on the Say-on-Pay Vote cast in support of the compensation of our NEOs as described in the 2013 proxy statement).
The Company has engaged in an investor outreach program with respect to its executive compensation and governance practices and has held discussions with all of its principal stockholders as well as certain other investors. The stockholders emphasized their interest in performance-based compensation for the NEOs as well as changes to certain governance policies, including the election of Directors by majority vote and the declassification of the Board. The Committee took the investor input into consideration in connection with the design of the 2014 long-term incentive program discussed below. The Board also weighed the investors' concerns by amending the Bylaws to require a majority vote to elect Directors in an uncontested election and in reaching its decision to recommend that the stockholders approve an amendment to the Certificate of Incorporation to eliminate the classification Board structure.
Overview of 2013 Financial Performance.
As Realogy entered 2013, it was focused on delivering on the commitments made as part of the recapitalization of the Company that occurred in the fall of 2012. The Company reduced the debt on its balance sheet (excluding securitization obligations) by approximately $2.9 billion to $4.4 billion at December 31, 2012, through the application of most of the net proceeds from its IPO to prepay or redeem debt and the related conversion of its approximately $2.1 billion of convertible debt into equity.
In 2013, the Company continued to make significant progress on financial metrics and operating objectives. Among the highlights for 2013 are:

•
Continued Debt Reduction with A Focus on High Interest Debt. By year end 2013, total debt (excluding securitizations) had decreased from $4.4 billion at the end of 2012 to $3.9 billion at the end of 2013. In addition, the annual run-rate for our cash interest payments fell from approximately $315 million projected at the beginning of 2013 to $240 million.

•	Revenue Growth. Company revenue grew to $5.3 billion for 2013 from $4.7 billion for 2012, a 13% increase.

•	Adjusted EBITDA Growth. Company Adjusted EBITDA grew to $796 million from $674 million, a 18% increase year over year.

•	Volume Growth. Homesale transaction volume at RFG and NRT combined increased 18% in 2013 compared to 2012.

•	Net Income Growth. Net income grew by $981 million to $438 million in 2013 from a net loss of $543 million in 2012.

•	EPS Improvement. Basic earnings per share or EPS grew to $3.01 versus a loss of $14.41 in 2012.

•	Acquisitions. The Company continued successful acquisitions and increased the number of independent sales agents by approximately 1,000 to 42,300.

•	Increased Franchise Sales. Franchise sales, as measured in gross commission income of the franchisees, increased by 9% over 2012.

•	Focus on Integrity. The Company was recognized for the second consecutive year by Ethisphere as one of the World's Most Ethical Companies.

•
Continued Stock Price Growth. The Company's stock price increased 18% during 2013 to $49.47 per share, while absorbing the sale of approximately 65 million shares (representing approximately 45% of the outstanding shares at the beginning of 2013) by affiliates of Apollo in April and July 2013 in secondary public offerings. From the October 10, 2012 IPO price of $27 per share through December 31, 2013, the Company's stock price increased 83% (or 45% from the closing sale price on October 11, 2012, the first day of trading as a public company). In 2012, the stock price had climbed to $41.96 per share by year end 2012, a 55% increase from the IPO price in less than three months.

Adjusted EBITDA is a non-GAAP measure of operating performance which includes adjustments to net income to exclude interest, depreciation and amortization, as well as other adjustments for certain extraordinary items and other business initiatives and events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for a reconciliation of Adjusted EBITDA to net income.

The following chart shows the stock performance of the Company compared to the S&P 500 and the average of the ISS peer group companies that were included in its report on our 2013 proxy statement (the "Historical 2013 ISS Peer Group") from October 11, 2012 to December 31, 2013, based upon closing sale prices. During this period, the Company's total stockholder returns were 1.6 times the total return on the S&P 500 index and 2.5 times the Historical 2013 ISS Peer Group average return.
Overview of 2013 Compensation.
With respect to 2013 executive compensation, there were no changes to NEO base salaries or target bonuses, no new long-term incentive awards granted and no changes in benefits. As a result, no peer group was utilized in 2013. The decision to forgo any long-term incentive awards in 2013 rested on three factors: (1) the rapid sale of Apollo entire equity stake in the Company (representing approximately 45% of the outstanding shares at the beginning of 2013) triggering the unanticipated, full payout under the Phantom Value Plan in one calendar year; (2) the significant equity grants made in connection with the October 2012 IPO; and (3) the need for review and re-evaluation of compensation policies before awarding new grants.
In 2013, the Phantom Value Plan described below paid out in full. That plan was developed by the Company's pre-IPO private equity stockholders in late 2010 and adopted in January 2011 to address the absence of meaningful long-term compensation remaining under the then four-year old, existing private equity compensation plans (following the collapse of the U.S. housing market) and to provide realizable long-term performance and retention incentives tied to recent stockholder investments. The goal of the Phantom Value Plan was to provide the NEOs and three other executive officers (the "Executive Leadership Committee" or "ELC") with a realigned long-term incentive plan to generate value in the Company and for its private owners. At the time of adoption of the Phantom Value Plan, it was envisioned that payments to the executives would be coincident to the sale of the private equity investors' investment in the Company, which was anticipated to occur over a two or three-year process following a recapitalization of the Company such as the IPO.

As a result of the positive response of investors to the IPO, however, and significant share price appreciation from the $27 per share IPO price, the entire 65 million shares held by the Company's private equity investors were sold in two secondary public offerings over a four-month period in 2013 at a weighted average price of $45.37 per share. This accelerated sale of the entire interest—at a rate much faster than anticipated when the Phantom Value Plan was adopted in January 2011—triggered two payouts under the Phantom Value Plan in 2013 and the conclusion of that compensation plan.  The 2013 payouts under the Phantom Value Plan represented substantially all of the long-term incentives granted to the NEOs over the six-year period in which its private equity stockholders controlled the Company (other than the equity grants made in connection with the October 2012 initial public offering). At the election of the ELC members, the payouts were made entirely in shares. These one-year payments reflect (1) performance incentives effectively covering the entire private equity ownership period and (2) performance on the long-term metric under the Phantom Value Plan—the return of 1.95 times (or nearly double) the face value of the debt that the private equity investors converted into the 65 million shares they sold in 2013.

Incentive plans implemented by private equity sponsors for their portfolio companies generally provide for payment to executives coincident with a liquidity event for the private equity sponsor at the end of a holding period. Such plans accordingly generate compensation disparities with ongoing annual plans at public peer group companies. Specifically, most of the long-term incentives under private plans are earned only at the end of the holding period as the investor exits, which contrasts with public company plans that spread realization of incentive awards more evenly on an annual performance basis. As previously noted, amounts realized from the Phantom Value Plan represent multi-year achievement of the plan's performance metric paid out in one year—gains on the face value of the debt purchased by our private equity stockholders in 2009 and 2010, through the 2013 sales of all of the shares into which the debt was converted. (For a more detailed discussion of the Phantom Value Plan and its development out of the earlier private equity compensation plans, see the discussion below under the caption "Long-Term Cash Incentives Paid in 2013 in Stock—Phantom Value Plan.")
The New Compensation Philosophy and Peer Group Analysis. In August 2013, following the resignation of the private equity director who had chaired the Committee since 2008, the new independent Chair and the now fully independent Committee began a review and appraisal of the Company compensation philosophy and plans. The Committee quickly concluded that it needed a compensation philosophy and plans better suited to a widely held public company. It also determined it would engage a new independent compensation advisor to take a fresh look at existing plans and proposals. The Committee conducted a series of calls and meetings in August and determined it would retain Cook.
Peer Group Review. The Committee first directed Cook to review and recommend a peer group to be used in evaluating executive compensation for 2014 and beyond. One of the significant conclusions of that work, which reaffirmed previous work done in connection with IPO preparations, was that most of the Company's closest peers were privately held firms and as a consequence, information on their compensation practices was not publicly available. Another significant conclusion was that the companies in the same industrial classification with Realogy are largely real estate investment trusts or owners of commercial property. The business skills and business models of these firms are considerably different from that of a residential real estate franchisor and brokerage company. Significantly, those firms make major capital investments in high value commercial properties and manage those properties. In contrast, the Company businesses are strictly fee-for-service models and relate to residential properties. Further, the Company's business does not involve ownership or investment in properties and follows the cycles of the residential real estate industry, not those of commercial real estate.
After substantial review and discussion among the Committee, its advisor and management, the Committee established a peer group for use in future compensation decisions in 2014 and beyond. The peer group includes publicly traded companies based upon revenues and market capitalization. The peer group includes companies with a franchising business model but excludes real estate investment trusts. The Committee believes the leadership skill sets and experience required for the Company more closely align with those in franchising businesses than those in commercial real estate investment activities. Notwithstanding this review and establishment of a peer group, the Committee recognized it would need to look beyond that peer group, to other more broad-ranging survey data, because even with the franchising peers, the Company's closest peers remain privately held. It also recognized that from a total stockholder return or "TSR" perspective, almost no public companies followed the same business cycle or economic trends as those impacting residential real estate—again for the reason that the Company's major business competitors are all privately held.

The peer group selected by the Committee to utilize in connection with the Company's 2014 executive compensation program includes the following companies:

ABM Industries Incorporated	Hyatt Hotels Corporation
Avis Budget Group, Inc.	Intercontinental Hotels
Brinker International, Inc.	Iron Mountain Incorporated
Burger King Worldwide, Inc.	Jones Lang LaSalle Incorporated
CBRE Group, Inc.	Marriott International, Inc.
Darden Restaurants, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Dunkin' Brands Group, Inc.	The Western Union Company
H&R Block, Inc.	Wyndham Worldwide Corporation
Hertz Global Holdings, Inc.
In terms of size, compared to the peer companies, Realogy's revenues are between the median and 75th percentile, and its market capitalization is between the 25th percentile and the median.
Compensation Philosophy. Following the conclusion of the peer group work in October, the Committee and its advisor began work to develop a new compensation philosophy and in January 2014, based upon the recommendation of the Committee, the Board adopted a new compensation philosophy that had as its key objectives:

•	attraction and retention of high-performing executives;

•	a pay-for-performance focus that ties a meaningful portion of pay to business performance, both short and long-term;

•	alignment of compensation with stockholder interests in both short-term performance and long-term value creation;

•	reinforcement of ethical behavior and practices;

•	discouragement of excessive risk; and

•	flexibility to respond to the necessities of a cyclical industry.
With regard to pay levels, it adopted a philosophy with the following features:

•
Future target total compensation should be set at the outset of the compensation period by taking into account compensation paid to similarly-situated executives, with flexibility to vary individual executive compensation to specific factors such as tenure, experience, proficiency in role, criticality to the organization and other business needs; and

•	All actual payments on incentive components should be a function of Company operating, financial, and stock performance during the performance period.
Benchmarking Analysis and 2014 LTI Grants. At the end of October 2013, Cook delivered a detailed and comprehensive analysis of peer group information (individual company figures as well as median calculations) and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information. The data looked at salary, short-term compensation and long-term compensation individually and on a total direct basis for each position level. It provided percentile ranking information, a carried interest and retention analysis and observations on the import of that data. Last, it offered comments on aggregate share usage and a long-term incentive cost budget.
During the following months, the Committee continued to evaluate a long-term incentive program for the NEOs, which also included an evaluation of NEO performance in early 2014. As a consequence, there were no 2013 long-term incentive awards granted to the NEOs. In February 2014, the Committee took action to approve long-term incentive awards to the NEOs described below under "Long-Term Equity Incentives," with at least 66% of the awards to pay out in early 2017 based upon achievement of performance metrics over the three-year performance period from January 1, 2014 through December 31, 2016.
Executive Compensation Elements. The principal components of compensation for our named executive officers in 2013 were:

•	base salary;

•	annual cash incentive award;

•
payments under a 2011 long-term incentive plan, consisting of either cash or alternatively fully vested shares and an incentive of supplemental restricted stock grants vesting one year following the date of grant for selecting stock payment; and

•	severance and other benefits and limited perquisites.
Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on position, scope of responsibility and contribution to our performance.
Salary levels are generally reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility, but have not been reviewed for two years as we have transitioned to a public company. In the future, merit based increases to salaries of the named executive officers will be based on the Committee's assessment of individual performance taking into account recommendations from Mr. Smith (other than as to his own salary). In reviewing base salaries for executives, the Committee will consider an internal review of the executive's compensation, individually and relative to other officers, with a primary emphasis on each executive's ability to contribute to the Company's financial and strategic goals. The Committee also will consider the individual sustained performance of the executive over a period of time as well as the expected future contributions, outside survey data and analysis on market comparables, and the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board of Directors) contemplates salary increases. Any base salary adjustment will be made by the Committee subjectively based upon the foregoing and will not specifically weight any one factor in setting base salaries. The CEO's base salary has remained the same since the Company's acquisition by Apollo in April 2007. The other NEOs had adjustments to their base salaries in 2011 and (other than Mr. Perriello) in January 2012, but there were no adjustments made to base salaries of any NEO in 2013.
Annual Incentive Award. Our NEOs generally participate in an annual incentive compensation program with performance objectives established by the Committee and communicated to our NEOs within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our NEOs is 100% of annual base salary, or, in Mr. Smith's case, given his overall greater responsibilities for the performance of the Company, 200% of his annual base salary.
In connection with the Company's initial public offering, the Company adopted the 2012 Short-Term Incentive Plan (the "2012 STIP") to provide future annual incentive bonus awards based on the achievement of certain performance goals. On February 21, 2013, the Committee approved the annual incentive structure under the 2013 Executive Incentive Plan, which was established pursuant and subject to the terms of the 2012 STIP. The performance criteria under the 2013 Executive Incentive Plan were based on consolidated company-wide and business unit EBITDA (earnings before interest, taxes, depreciation and amortization) and certain other adjustments provided under the 2013 Executive Incentive Plan. The incentive opportunity for Mr. Smith and Mr. Hull were based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) were based upon consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). EBITDA performance levels were set that, if achieved, would produce incentive payouts under the 2013 Executive Incentive Plan at 25%, 100% or 150% of the target annual bonus amounts. The minimum EBITDA performance level, at which there would be a payout equal to 25% of a named executive officer's target bonus amount, was set at an amount that exceeds the actual 2012 EBITDA results excluding IPO related costs, restructuring costs, early extinguishment of debt and legacy charges. Where performance achievement fell between performance levels, incentive payments were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any NEO could qualify for an incentive payment.
The pre-established Plan EBITDA performance levels were set forth below:

Plan EBITDA Performance Level (1)	Plan EBITDA Performance Levels by Business Unit (in millions)
	Payout as % of Target	Consolidated Realogy (2)	RFG (3)	NRT (4)	Cartus	TRG
Threshold	25%	$650	$144	$140	$106	$41
Target	100%	738	163	171	120	46
Maximum	150%	845	194	212	135	54
_______________

(1)	EBITDA targets are before Phantom Value Plan, extinguishment of debt, legacy and restructuring expenses.

(2)
Consolidated Realogy EBITDA exceeds the sum of the four Business Unit EBITDAs due primarily to the inclusion of the NRT intercompany royalty and PHH Home Loan earnings, net of corporate expense in the consolidated results.

(3)	RFG EBITDA target excludes intercompany royalty from NRT.

(4)	NRT EBITDA target excludes PHH Home Loans earnings.

On February 24, 2014, the Committee determined the extent to which the EBITDA targets had been achieved, and approved the cash amounts payable to the NEOs set forth in the table below:

Name	Annual Incentive Target	Payment Weighting		Performance Level Achieved			Total 2013 EIP Payment
		Unit	Realogy	Unit	Realogy	Weighted
Richard A. Smith	$2,000,000	N/A	100%	N/A	123%	123%	$2,460,000
Anthony Hull	600,000	N/A	100%	N/A	123%	123%	738,000
Kevin Kelleher	475,000	50%	50%	78%	123%	100.5%	477,375
Alexander Perriello, III	550,000	50%	50%	142%	123%	132.5%	728,750
Bruce Zipf	575,000	50%	50%	129%	123%	126%	724,500
Mr. Smith is entitled to an additional annual bonus, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a similar benefit previously provided to him by the Company's former parent company (Cendant).
Long-Term Equity Incentives. No long-term equity incentives were granted in 2013. The Committee decided not to grant any 2013 long-term incentives in light of the equity-based awards granted in October 2012 in connection with the IPO and the 2013 payouts under the Phantom Value Plan described below.
The IPO grants consisted of restricted stock awards and stock option grants to the NEOs that vest over the three and four-year periods, respectively, following the IPO. These awards serve to align management with the interests of the new incoming public stockholders on a go-forward basis. See "Outstanding Equity Awards at 2013 Fiscal Year End" and "Option Exercises and Stock Vested for Fiscal Year End 2013" for a description of the IPO equity grants.
Long-Term Cash Incentives Paid in 2013 in Stock—Phantom Value Plan. In January 2011, as described above, when all of the outstanding equity of the Company was controlled by Apollo, the Company initiated a unique plan, the Phantom Value Plan, to address the absence of meaningful long-term compensation remaining under four-year old, existing private equity compensation plans. The goal of the Phantom Value Plan was to provide the leadership team with a realigned long-term incentive plan to generate value in the Company and for its private owners and to retain the executives' services. The action was taken following a review by the Committee of the then existing equity incentives, and in particular the realization that the shares purchased by executive management in 2007 as part of the co-investment arrangement with Apollo—together with the linked options and restricted stock they had received at the same time—were worth only a small fraction of their original value and would be unlikely to ever regain significant value due to the need to recapitalize the Company.
At the time of the private equity acquisition of the Company in April 2007, our then Apollo-controlled Board of Directors established incentive plans similar to those Apollo had employed in many of its other private portfolio companies. Consistent with Apollo's objectives, the 2007 compensation program had goals to improve the Company performance and significantly reduce the Company debt level such that, at the conclusion of their holding period, the private equity investors would experience significant gains. Private equity plans, unlike public company plans, do not provide incentives paid ratably over the holdings period. Instead, they generally require upfront co-investment by management, complemented by time or performance-based options and RSUs often linked to the size of each executive's investment. All such investment and the associated incentives remain restricted and illiquid until the occurrence of trigger events generally timed to coincide with a realization of value by the private equity investors. Payouts under such plans are heavily back-end loaded, with little to no realization or benefit until the end of the holding period. The investment thesis is that if management performs well in restructuring and deleveraging the company, there will be significant compensation at the end of the period tied to the gains for the private investors as they sell their interest.
The compensation arrangements for executives at Realogy, however, became materially impaired by the deep and prolonged housing downturn, which commenced in late 2005, the subsequent recession during 2008 to 2010 and the very high levels of debt incurred at the time of the Apollo acquisition, which combined to essentially wipe out most of the equity value of the Company. The value of the equity plummeted and, at several points, debt investors, rating agencies and analysts feared that the Company would not survive. So severe was the impact of the downturn and the heavy buyout debt burden on the Company that the price of the Company's unsecured subordinated notes fell from an initial trading price of $98.00 on April 10, 2007 (the date the private equity investors purchased the Company) to $13.50 at December 31, 2008, an 86% decline. If the Company was to survive the housing downturn and recession, management would need to:

•	continue to reduce operating expenses without damaging the core business, maintain or grow market position and preserve the value of its brands;

•	manage cash and debt to stay in compliance with debt covenants and other financial obligations;

•	create opportunities to grow the business despite the downturn; and

•	refinance debt to extend maturities and remain in compliance with its covenants and preserve liquidity.
To the extent management met these goals and objectives, there might later be an opportunity to recapitalize the Company.
At the same time as management was navigating the housing downturn and significant debt obligations, the private equity investors and their affiliates made certain decisions to invest heavily in the Company's unsecured debt—with the potential for recapitalization in mind. An Apollo affiliate (the "Private Equity Affiliate") purchased an aggregate of $1.338 billion of aggregate principal amount of unsecured Realogy notes during 2009 and 2010, all at prices below par. By the end of 2010, the private equity owners held most of their investment value in the Company's debt, not equity. As a consequence, given the significant drop in the value of the equity of the Company since 2007 and the need to recapitalize the Company at a later date, it became clear that the original long-term incentive compensation program and the related co-investment were substantially impaired and management no longer had any long-term incentives of consequence for the 2007 to 2010 period—and none going forward.
In January 2011, as part of a refinancing transaction in which the Company was able to extend the maturities on a substantial portion of its outstanding debt, the holders of approximately $2.110 billion of the Company's unsecured debt, including all of the unsecured debt held by the Private Equity Affiliate, exchanged their debt holdings into convertible debt of the Company. To realign the interests of management with those of the private equity holders, the Committee, fully composed of Apollo directors and controlled by Apollo, adopted the Phantom Value Plan in January 2011 concurrently with this debt exchange.
The Phantom Value Plan provided the ELC members with the opportunity to receive compensation based upon achievement of the key metric relevant to the then-current private equity holder—the growth in value of the convertible debt that had been issued to the Private Equity Affiliate in January 2011 (the "Affiliate Notes") or other financial instrument into which the Affiliate Notes were exchanged or converted.
The amount of each Incentive Award granted to an ELC member was determined by the sum of (1) the purchase price of the shares of our common stock purchased by the executive in April 2007 and (2) an ascribed value (being the same purchase price paid for the shares purchased) of the executive officer's initial restricted stock grant in April 2007, net of shares forfeited to pay minimum withholding taxes due upon vesting. On the foregoing basis, in January 2011, our Board of Directors made initial grants of Incentive Awards of approximately $21.8 million, of which approximately $18.3 million in the aggregate was granted to the named executive officers.
Each ELC member was eligible to receive a payment with respect to his or her Incentive Award at such time and from time to time that the Private Equity Affiliate receives cash upon the transfer or exchange of Affiliate Notes (or the financial instrument into which the Affiliate Notes were converted or exchanged), including any third-party sale. A payment would be an amount which bears the same ratio to the dollar amount of the Incentive Award as (i) the aggregate amount of cash received by the Private Equity Affiliate at such time for the transfer or exchange of all or a portion of the Affiliate Notes (or equivalent) bears to (ii) $1.338 billion, representing the aggregate principal amount of the Affiliate Notes.
The Incentive Awards would only have value if and when the Private Equity Affiliate sold or monetized its unsecured debt (or other financial instruments that had been exchanged for the debt). The value of the Incentive Awards had the potential to grow above the face amount of the Incentive Award in exact proportion to the gains, if any, experienced by the Private Equity Affiliate when the Affiliate Notes (or their equivalent) were sold. By way of example, if in a later sale, the Private Equity Affiliate realized a 10% return on the face value of half the Affiliate Notes, then the executive would receive—at the same time as the sale by the Private Equity Affiliate—an amount equal to the face value of half of its Incentive Awards, increased by the same 10% factor in value. In addition, due to the plan's goal of cash conservation, if the executive agreed to be paid in stock instead of cash, the executive was entitled to additional restricted shares equal to 15% of the fully vested shares being issued. The restricted shares of common stock would vest, based on continued employment, on the first anniversary of issuance.

The Phantom Value Plan was a performance plan with a stockholder return metric that tracked the appreciation in value of the Convertible Notes. It focused on debt restructure, maturity extension, operating stability and preparations for an IPO, and any payout was tied directly to the gains (or losses) on the face amount of the Affiliate Notes held by the Private Equity Affiliate. The ultimate payouts under the Phantom Value Plan were tied to achievement of the following actions:

1.
Successful execution of February 2011 Refinancing of Credit Agreement. In February 2011, the Company entered into an amendment to its Senior Secured Credit Agreement and an Incremental Assumption Agreement to extend maturities on over $3 billion of senior term and revolving debt from 2013 to 2016, to convert $98 million in revolving loans to term loans and to allow for the issuance of new First and a Half Lien Notes.

2.
Successful February 2011 debt offering to promote flexibility in managing debt obligations. The Company issued $700 million of First and a Half Lien Notes in February 2011, the proceeds of which were used to prepay a portion of the first lien term loans that had been extended to 2016, thereby reducing first lien term loans and providing meaningful cushion for compliance with the senior secured leverage ratio under the credit agreement while the Company awaited a housing recovery.

3.
Successful execution of February 2012 refinancing of near-term credit agreement maturities and further reduction of first lien senior debt. In February 2012, the Company successfully refinanced the remaining $918 million of credit agreement indebtedness with maturity dates in 2013 by issuing new secured notes due in 2020.

4.
Successful preparation of the Company for an IPO. Throughout 2011 and early 2012, the Company took various actions that involved only modest expenditures to position its brands and businesses to take advantage of a housing market recovery, the early stage of which began in 2012.

5.
Successful launch of an IPO in the fourth quarter of 2012 as the housing market began a recovery. The Company launched and priced its IPO at $27 a share and raised approximately $1.2 billion in net proceeds. By year-end 2012, our stock had traded up to $41.96 per share, or a 55% gain. From October 10, 2012, the date of the Company's IPO, to year-end 2013, the stock increased 83% (or 45% from the $34.20 per share closing sale price on October 11, 2012, the first day of trading as a public company).

6.
Substantial debt reduction for the Company from the IPO-related debt into equity conversion of the Convertible Notes. Holders of $2.110 billion of Convertible Notes converted their debt into equity in connection with the IPO resulting in an immediate debt reduction of a similar amount. As part of the conversion, the Affiliate Notes were converted into 57.4 million shares of Common Stock (the "Affiliate Shares"). The conversion of this debt reduced the Company's annual interest expense by approximately $232 million.

7.
Use of the IPO proceeds to further reduce debt. By April 2013, the Company had used the debt conversion, the IPO proceeds and other financing actions to reduce total debt at the Company from over $7 billion in early 2012 to $4 billion. It also had reduced annual cash interest payments from $650 million in 2011 to a new annual run rate (as of March 2013) of $300 million.

8.
Successful March 2013 refinancing of Credit Agreement debt. In March 2013, the Company amended and restated its Credit Agreement, which, among other things, extended the maturity of the term loan by four years and extended the maturity of the revolving credit facility by two years to March 2018.

9.
Successful April 2013 Refinancing of remaining high interest unsecured notes. In April 2013, the Company successfully completed an offering of $500 million of 3.375% unsecured notes due 2016 and used the proceeds to redeem the $475 million of 11.50% senior unsecured notes due 2017, reducing annual cash interest payments by an additional $38 million.

10.
Sales of the Affiliate Shares by the Private Equity Affiliate for Cash. The Private Equity Affiliate sold all of its Affiliate Shares for cash—62% of its holdings shares were sold in April 2013 in a secondary public offering at a price of $44.00 per share and the remaining 38% were sold in July 2013, also in secondary public offering at $47.57 per share.

At the time the Phantom Value Plan was formulated, the timing of and the potential for realization of value on the Incentive Awards were both unknown. If the Company did not succeed in restructuring its debt and achieving a recapitalization of the Company, the Incentive Awards would have little or no value as the Private Equity Affiliate would most likely not have been able to sell its Affiliate Shares for a profit. Conversely, if the Company and its management executed well on such efforts, the Incentive Awards could have value and even growth potential.

Given the highly conditional, unique and unascertainable nature of the Incentive Awards, no expense was recorded at the time of grant and, as these awards were payable in cash unless the ELC members elected to receive stock at the time of payment, they did not appear as stock-based awards in the Summary Compensation Table in 2011. Further, at the time of adoption of the Phantom Value Plan, it was envisioned that payments to the executives would be coincident to the sale of the private equity investors' investment in the Company, which was anticipated to occur over a multiple year process following a recapitalization of the Company such as the IPO. In part, as a result of the large uncertainty surrounding the ultimate value of these awards, the Committee did determine to make more traditional long-term incentive grants in connection with the IPO.
The rapid 2013 stock sales by the Private Equity Affiliate that occurred over months rather than years triggered two payments in one calendar year under the Phantom Value Plan to the ELC members, all of whom elected to receive fully vested shares of common stock in lieu of cash. The Private Equity Affiliate received gross proceeds from these sales of approximately $2.61 billion or 1.95 times (or approximately double) the face value of the unsecured notes it acquired.
The stock sales by the Private Equity Affiliate resulted in payments to the NEOs as part of their 2013 compensation and since the Private Equity Affiliate sold their entire interest in Realogy, the Phantom Value Plan ended. The following table shows the denominated dollar amount of each Incentive Award at grant and the dollar amounts payable under the Phantom Value Plan based upon the 2013 stock sales by the Private Equity Affiliate and provides footnote disclosure of the total number of fully vested shares issued to the NEOs in lieu of cash (before the forfeiture of shares to pay taxes at ordinary income rates on the fully vested shares) and the restricted stock awards that were granted concurrently with the issuance of the fully vested shares and pursuant to the NEOs' election to receive stock in lieu of the cash payable under the Phantom Value Plan:

		Non-Recurring Amounts Paid in Fully Vested Shares in 2013 Under the Phantom Value Plan ($)
Name	Incentive Award ($)	April 2013 Payment (1) (2)	July 2013 Payment (1) (2)	Total
Richard A. Smith	$9,120,250	$10,609,060	$7,159,761	$17,768,821
Anthony E. Hull	2,820,250	3,280,596	2,214,003	5,494,599
Kevin J. Kelleher	1,810,690	2,106,280	1,421,439	3,527,719
Alexander E. Perriello, III	2,320,250	2,699,004	1,821,455	4,520,459
Bruce Zipf	2,240,500	2,606,252	1,758,853	4,365,105
_______________

(1)	The NEOs received the following number of fully vested shares (before the withholding of shares to pay minimum withholding taxes) in lieu of cash payable in April 2013 and July 2013:

Name	Fully Vested Shares Issued in April 2013	Fully Vested Shares Issued in July 2013	Total Shares
Richard A. Smith	241,115	150,510	391,625
Anthony E. Hull	74,559	46,542	121,101
Kevin J. Kelleher	47,870	29,881	77,751
Alexander E. Perriello, III	61,341	38,290	99,631
Bruce Zipf	59,233	36,974	96,207

(2)
The NEOs received the following grants in restricted stock in April 2013 (with a grant date fair value of $44.00 per share) and July 2013 (with a grant date fair value of $47.57 per share) as consideration for taking the Phantom Value Plan payout in stock in lieu of cash:

Name	Restricted Stock Grant in April 2013	Restricted Stock Grant in July 2013	Total	Aggregate Grant Date Fair Value ($)
Richard A. Smith	36,167	22,576	58,743	$2,665,288
Anthony E. Hull	11,183	6,981	18,164	824,138
Kevin J. Kelleher	7,180	4,482	11,662	529,129
Alexander E. Perriello, III	9,201	5,743	14,944	678,039
Bruce Zipf	8,884	5,546	14,430	654,719

Stockholder return under the Phantom Value Plan and its Impact on 2013 Compensation. The Phantom Value Plan was put in place as a long-term plan to incentivize management to generate high return for its investors on unsecured debt purchased from 2009 to 2010—most likely in the form of a recapitalization of the Company.

•
The final return on that investment in 2013 was approximately 1.95 times the face amount of the investment. The Phantom Value Plan design provided for and did yield commensurate returns for management on the face value (target amount) of the Incentive Awards.

•
This one-time gain on the units represented substantially all LTI value earned over the private period from 2008 to 2013 with the exception of the grants at IPO that were designed to align management's interests with the public stockholders post-IPO.

•
When these awards, combined with those at IPO, are compared with aggregate Historical 2013 ISS Peer Group compensation for the same six-year period, the performance and the payments compare favorably to those of the Historical 2013 ISS Peer Group. Specifically, the long-term equity incentive compensation over the 2008 to 2013 period was paid almost entirely at the end of the holding period. The CEO received no equity incentive or other long-term incentive awards in 2008, 2009 or 2011 and one modest option grant in 2010.

•
The design of the Company's LTI plan—set directly by the private equity stockholders—was fundamentally different from public company long-term incentives over the holding period. As a result, the values paid in 2013, and reflected in the summary compensation table, must be placed in the appropriate multi-year context. Notably, not only are the 2013 payouts the culmination of a six-year, long-term incentive program designed to pay in the concluding year(s), but the values shown in the tables are expressed differently from those of public company LTI equity grants because the Company numbers for 2013 are actual realized values on the date of receipt, as opposed to the grant date fair value shown in the compensation tables of public company peers.

•
When the CEO compensation is looked at over the six-year private equity period and the Phantom Value Plan related payments are adjusted to grant date fair value, the CEO's compensation is at or below the Historical 2013 ISS Peer Group CEO average annual compensation during that period.

•
If the awards under the Phantom Value Plan had been structured as more traditional equity awards and had been disclosed at grant date fair value in the 2011 summary compensation table at the time of grant based upon the target award amount (plus the additional 15% of value for taking stock rather than cash), the CEO's Phantom Value Plan awards would have been disclosed at approximately half the payout value in 2013—at approximately $10.5 million versus $20.4 million. On a common grant date value basis, the aggregate Company executive compensation package is well within peer levels.

•
Finally, although the impact of the awards occurred mostly in 2013, the stockholders that invested at the October 2012 IPO and throughout the balance of 2012 and in 2013 were fully apprised of the unique Phantom Value Plan and the fact that it would pay out as the lockups on the private equity investors expired and their position was sold. This end of cycle compensation structure was well disclosed, and it is not an uncommon feature when private companies transition to public companies.

In summary, Company management—working with the private investors—steered the Company from near bankruptcy beginning in 2008, as the housing market crashed and the financial crisis erupted, to an extraordinary IPO and recapitalization in 2012, plus a set of successful secondary offerings in 2013 that yielded high returns for the private equity investors over the holding period. The long-term compensation over that six-year period was almost entirely recognized in 2013 at the time of the private equity exit and can only be properly evaluated against peers when the awards for both the CEO and the Historical 2013 ISS Peer Group are aggregated over the full six-year period. When evaluated in that manner, the compensation is fair and appropriate for, and aligned with, the Company's performance over the period.

2013 CEO Compensation.
The chart below shows the CEO's 2013 total summary compensation set forth in the Summary Compensation Table, of which approximately 85% relates to the payouts under the 2011 Phantom Value Plan. The awards granted in 2013 were salary and bonus awards totaling $3.6 million or 15% of the payouts, with the balance relating strictly to the conclusion and payout of prior private plans.

CEO 2013 Summary Compensation

2013 Awarded Compensation
Base Salary 4.2%
Bonus(1) 10.8%
Legacy Compensation Payouts on Private Plans
Phantom Value Plan Related Payments(2) 85.0%
Base Salary
Bonus
Phantom Value Plan Related Payments

_______________

(1)
The "Bonus" amount is the sum of (i) the amount listed under the Bonus column in the Summary Compensation Table and (ii) the amount earned under the Realogy 2013 Executive Incentive Plan set forth in footnote (5) to the Summary Compensation Table and included in "Non-Equity Incentive Plan Payments."

(2)
The "Phantom Value Plan Related Payments" are the sum of (i) the Phantom Value Plan payments described in footnote (5) to the Summary Compensation Table and included in "Non-Equity Incentive Plan Payments" and (ii) the amount set forth under the Stock Awards, representing the grant date fair value of the restricted stock awards issued in consideration for the CEO's election to receive stock in lieu of cash under the Phantom Value Plan.

The chart below shows the reported total summary compensation for the CEO from 2008 through 2013, derived from the actual data reported in the Summary Compensation Table for the years indicated. As noted above, the 2013 payments under the Phantom Value Plan—even though they were paid in stock—are reported based upon realized value in contrast to a typical public company long-term equity grant that would have been reported at grant date fair value in the year of grant (e.g., 2011 in the case of the Phantom Value Plan Incentive Awards).

CEO Total Summary Compensation for Private Equity Period

Peer at Grant Date Value / Realogy 2013 at Realized Value
$ Millions
25
20
15
10
5
0
Average Annual CEO Compensation of ISS Peer Group (3)
2008
2009
2010
2011
2012
2013
Realogy CEO's Average Annual Compensation for Period of Private Ownership
Salary/Other
Short-Term Incentives (1)
Long-Term Incentives (2)

_______________

(1)	Short-Term Incentives consist of:

•	amounts listed under "Bonus" in the Summary Compensation Table for 2008, 2011, 2012 and 2013;

•
$800,000 and $2,460,000 of the amounts listed under "Non-Equity Incentive Payments" in the Summary Compensation Table for 2012 and 2013, respectively, relating to cash amounts earned under the 2012 Executive Incentive Plan and the 2013 Executive Incentive Plan, respectively;

•	$2,640,000 of the amounts listed under "Stock Awards" for 2012, representing the portion of the 2012 Annual Executive Incentive Plan paid in shares of our common stock; and

•	cash retention payments of $2,000,000 paid in each of 2011 and 2012 and included under "Non-Equity Incentive Payments."

(2)	Long-Term Incentives consist of:

•	Phantom Value Plan payments described in footnote (5) to the Summary Compensation Table and included in "Non-Equity Incentive Plan Payments;"

•
the amount set forth under the Stock Awards, representing the grant date fair value of the restricted stock awards issued in consideration for the CEO's election to receive stock in lieu of cash under the Phantom Value Plan; and

•
incremental grant date fair value of options issued in 2010 in exchange for the cancellation of options granted in 2007, and the grant date fair value of options and restricted stock awards issued in 2012.

(3)
Based on the Historical 2013 ISS Peer Group and reflects the average of (1) the actual CEO total compensation of the Historical 2013 ISS Peer Group as reported in the peers' Summary Compensation Tables for each year from 2008 through 2012 and (2) a 2013 total compensation estimate for the CEOs in the Historical 2013 ISS Peer Group that is equal to 106% of the Historical 2013 ISS Peer Group CEO average 2012 reported total compensation.  CEOs that were not in their position for an entire fiscal year were excluded from the analysis for that specific year. Also, CEOs with reported total compensation that was above $25,000,000, or below $1,000,000, for a fiscal year were excluded from the analysis for that specific year.
The chart below adjusts the reported summary compensation data to give pro forma effect to reporting the awards under the Phantom Value Plan in 2011 assuming a grant date fair value of $10.5 million—equal to the target award amount plus the additional 15% of value for taking stock rather than cash upon payout of the award. This results in 2013 summary compensation of $3.6 million in contrast to $24.0 million on a reported basis (where the Phantom Value Plan payouts are reported in 2013 at full realized value) and 2011 summary compensation of $13.8 million (where the Phantom Value Plan grants are reported at the target award amount in 2011) in contrast to $3.1 million on a reported basis.
The table also reflects the CEO's average total annual compensation for the 2008 to 2013 period of $6.1 million, rather than $7.7 million, on a reported basis.

Pro Forma CEO Total Summary Compensation for Private Equity Period

All at Grant Date Values

25
20
15
10
5
0
$ Millions
Average Annual CEO Compensation of ISS Peer Group (3)
2008
2009
2010
2011
2012
2013
Realogy CEO's Average Annual Compensation for Period of Private Ownership
Salary/Other
Short-Term Incentives (1)
Long-Term Incentives (2)

_______________

(1)	Short-Term Incentives consist of:

•	amounts listed under "Bonus" in the Summary Compensation Table for 2008, 2011, 2012 and 2013;

•
$800,000 and $2,460,000 of the amounts listed under "Non-Equity Incentive Payments" in the Summary Compensation Table for 2012 and 2013, respectively, relating to cash amounts earned under the 2012 Executive Incentive Plan and the 2013 Executive Incentive Plan, respectively;

•	$2,640,000 of the amounts listed under "Stock Awards" for 2012, representing the portion of the 2012 Annual Executive Incentive Plan paid in shares of our common stock; and

•	cash retention payments of $2,000,000 paid in each of 2011 and 2012 and included under "Non-Equity Incentive Payments."

(2)	Long-Term Incentives consist of:

•	incremental grant date fair value of options issued in 2010 in exchange for the cancellation of options granted in 2007;

•
the grant date fair value of options granted in 2011 and options and restricted stock awards issued in 2012. The 2011 option grants are not reported in the actual Summary Compensation Table as the value of the options, the exercise of which was contingent on an initial public offering of the Company, was not readily ascertainable on the April and October 2011 grant dates; and

•	Phantom Value Plan payouts as if originally reported as stock awards in 2011.

(3)
Based on the Historical 2013 ISS Peer Group and reflects the average of (1) the actual CEO total compensation of the Historical 2013 ISS Peer Group as reported in the peers' Summary Compensation Tables for each year from 2008 through 2012 and (2) a 2013 total compensation estimate for the CEOs in the Historical 2013 ISS Peer Group that is equal to 106% of the Historical 2013 ISS Peer Group CEO average 2012 reported total compensation.  CEOs that were not in their position for an entire fiscal year were excluded from the analysis for that specific year. Also, CEOs with reported total compensation that was above $25,000,000, or below $1,000,000, for a fiscal year were excluded from the analysis for that specific year.

2014 Long-Term Incentive Program. The 2014 long-term incentive plan for the NEOs adopted in February 2014 includes a mix of performance share units, options and restricted stock units issuable under the 2012 Long-Term Incentive Plan (the "2012 LTIP"), with at least 66% of the total grant date fair value in performance share units as follows:

(*)
Represents mix of awards for Messrs. Kelleher, Perriello and Zipf. Mr. Hull's percentages are slightly different from those NEOs: performance share units (66.2%), restricted stock units (20.3%) and options (13.5%).

Name	Performance Share Units	Options	Restricted Stock Units
Richard A. Smith (CEO)	67.9%	32.1%	N/A
Anthony E. Hull (CFO)	66.2%	13.5%	20.3%
All other NEOs	67.5%	13%	19.5%
The performance share unit awards or PSUs are incentives that reward performance over a three-year performance period ending December 31, 2016. The PSUs are denominated in stock units. The number of units that may be earned under the PSU will be a multiple of the target award based upon the achievement of performance goals over the three-year performance period (with a maximum payout at 200% of the target award), and the share units earned will be distributed in actual shares of the Company's common stock in early 2017.
The PSUs contain two performance metrics: (1) the Company's net debt leverage ratio at December 31, 2016, defined as the ratio of the Company's net debt at December 31, 2016 to Adjusted EBITDA (as defined under the Company's senior secured credit agreement) for the year ended December 31, 2016, and (2) the Company's operating margin defined as Adjusted EBITDA divided by revenues, each for the year ended December 31, 2016. The net debt leverage ratio metric has a weighting of 79% of the PSU portion of the 2014 long-term incentive grant for the CEO and approximately 85% of the PSU for the other NEOs.

The operating margin metric has a weighting of 21% of the PSU portion of the 2014 long-term incentive grant for the CEO and approximately 15% of the PSU for the other NEOs.
The specific ratios that must be achieved under the net debt/Adjusted EBITDA metric will be based upon actual industry performance during the performance period as measured by the cumulative growth in industry homesale volume over the three-year period as reported by the National Association of Realtors ("NAR"). Scaling the performance metric to the actual industry performance as reported by NAR removes the risk of unintended consequences, positive or negative, of actual industry results differing from Company projections. It also serves as a benchmark for relative performance since NAR reported results are the only available public data for our private competitors. Payouts below target net debt/Adjusted EBITDA ratio would reflect underperformance relative to the market while payouts above the target ratio would reflect outperformance. Outperformance could result from a number of factors, including greater transaction volume growth relative to NAR, better than projected financial or operating performance as well as the benefit of franchise sales activity or M&A transactions completed during the performance period. The targets for both metrics are also subject to adjustment to take into account stock dividends, stock repurchases and significant M&A transactions. The Committee also has the discretion to make certain other adjustments to the two metrics as provided for under the 2012 LTIP.
The options have a term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The options have an exercise price equal to the closing sale price of our common stock on the date of grant. The restrictions on the shares of restricted stock units lapse over three years, with 33.33% lapsing on each anniversary of the grant date.
The award agreements for the options and restricted stock unit grants generally provide that with respect to each outstanding option or restricted stock unit award that is assumed or substituted in connection with a change in control, in the event that during the twenty-four (24) month period following such change in control a participant's employment or service is terminated without cause by the Company or any affiliate or the participant resigns from employment from the Company or any affiliate with "good reason" (as defined in the award agreement), options will become fully vested and exercisable and restricted stock unit awards will become fully vested, provided the participant is in compliance with restrictive covenants. But with respect to each outstanding option or restricted stock unit award that is not assumed or substituted in connection with a change in control, immediately upon the occurrence of the change in control, options will become fully vested and exercisable and restricted stock awards will become fully vested.
The award agreements for the PSUs generally provide that with respect to each PSU award that is assumed or substituted in connection with a change in control, the PSU will be converted into a time-based restricted stock unit award at the target amount of shares underlying the original PSU award and in the event that following such change in control a participant's employment or service is terminated without cause by the Company or any affiliate or the participant resigns from employment from the Company or any affiliate with "good reason" (as defined in the award agreement), the restricted stock unit awards will become fully vested and settled following such termination, provided the participant is in compliance with restrictive covenants. With respect to each PSU award that is not assumed or substituted in connection with a change in control, immediately upon the occurrence of the change in control, the PSU will become fully vested at target, prorated through the date of the change in control.
The following table sets forth the grants made to the NEOs under the 2014 long-term incentive program, effective February 27, 2014:

Name	Target Number of Performance Share Units	Number of Shares Underlying Option Grant	Number of Shares Underlying Restricted Units
Richard A. Smith	72,225	78,640	—
Anthony E. Hull	25,900	12,233	7,959
Kevin J. Kelleher	19,254	8,531	5,551
Alexander E. Perriello, III	22,294	9,878	6,427
Bruce Zipf	23,307	10,327	6,719
In arriving at the individual 2014 equity grant levels, the Compensation Committee considered a number of factors, including the competitive pay analysis prepared by Cook, the need to provide sufficient long-term incentives to the NEOs to retain the ELC members, recognizing their criticality to the Company, and their industry recognition (most of whom are recognized as industry leaders) as well as the individual performance reviews conducted by the Compensation Committee and in the case of the CEO, the Board.
As Chairman, CEO and President of the Company, Mr. Smith's 2014 equity grants are significantly larger than those received by the other named executive officers. Mr. Smith's awards recognize the scope of his responsibilities as Chairman,

CEO and President. The NEO awards to the three business unit CEOs recognized the size and scope of their respective business units and with respect to the awards made to the CFO, his significant role with respect to oversight of our entire finance operations as well as our continuing efforts to deleverage.
Limited Other Benefits and Perquisite Programs. Our compensation program does not include material other benefits or perquisites. Our NEOs generally participate in the same programs as our other employees, as discussed below.
Our NEOs may participate in our 401(k) plan. The plan currently provides a matching contribution of 50% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation. The NEOs may also participate in the Company's Executive Deferred Compensation Plan and defer cash and/or equity under that plan. Mr. Kelleher is our only NEO that participates in a defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999), and this participation relates to his former service with PHH.
The Committee adopted a policy in December 2006 that limits use of our fractional aircraft ownership (only Mr. Smith has access, subject to availability, for reimbursable personal use, and business use is limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our executives and employees. During 2013, Mr. Smith reimbursed us for all variable costs associated with his personal use of the aircraft in which we have a fractional ownership interest.
Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. Under our employment agreements with our NEOs, the severance pay is equal to a multiple of the sum of annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a termination without "cause" by the Company or a termination for "good reason" by the executive, as such terms are defined in the employment agreements. The severance multiple for Mr. Smith, as our Chief Executive Officer, is 300%, for Mr. Hull, as our Chief Financial Officer, 200%, and for each other named executive officer, 100% (though in the case of such a termination of employment within twelve months following Sale of the Company (as defined in the 2007 Amended and Restated Stock Incentive Plan), their multiple is 200%). The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith's overall greater responsibilities for our performance and Mr. Hull's significant responsibilities as our Chief Financial Officer.
No NEO is entitled to any tax reimbursement protection for "golden parachute excise taxes." Mr. Smith's employment agreement was amended in November 2013 to eliminate the change in control-related tax reimbursement protection that had been in his agreement.
The agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits to each named executive officer in the event employment is terminated by reason of death or disability. For more information on the employment agreements, see "Potential Payments upon Termination or Change in Control." The Company's annual bonus plans have historically provided for a pro-rated bonus payment to an NEO if his or her employment terminates by reason of death or disability prior to the end of the applicable performance year.
The Committee believes the severance and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive's employment without cause or by the employee for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business. As set forth above, the enhanced severance pay and benefits payable to Messrs. Kelleher, Perriello and Zipf in the event of a termination of employment under certain circumstances within twelve months of a Sale of the Company are substantially consistent with the contractual rights they had prior to the Company's acquisition by Apollo in 2007.
Forfeiture of Awards in the Event of Financial Restatement. We have adopted a clawback policy with respect to the forfeiture of equity incentive awards or bonuses that gives the Board the discretion to claw back amounts paid to NEOs in the event of a restatement of financial results that would have had the effect of reducing such compensation. The clawback policy also gives the Board the discretion to claw back incentive compensation in the event of misconduct by an NEO that causes material financial or reputational harm to the Company.
In addition, each of the employment agreements with the named executive officers includes, within the definition of termination for "cause", an executive purposefully or negligently making (or being found to have made) a false certification to us pertaining to the Company's financial statements.
The 2012 STIP and 2012 LTIP provide that the Committee has the right to provide, in the terms of awards made under the plans, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, (ii) the participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement, (iii) the participant incurs a termination of employment or other service for "cause," as defined in the applicable award agreement or (iv) the participant at any time engages in unlawful and/or fraudulent activity which constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the participant's employment agreement, as may be further specified in an award agreement.
Policies prohibiting hedging and pledging of Company securities by directors and all employees. Our Procedures and Guidelines Governing Securities Trades by Company Personnel was amended in November 2013 to broaden the scope of the prohibition from engaging in hedging transactions or pledging the Company's securities, including but not limited to our common stock, to not only our directors, executive officers and certain employees who regularly have access to material non-public information but to all other employees, and to eliminate any waivers from that prohibition.
Stock Ownership Guidelines. In May 2013, the Company implemented stock ownership guidelines for members of the Executive Leadership Committee to encourage stock ownership among the ELC members to further the objective of aligning our executives' interests with those of our stockholders. Under Realogy's stock ownership guidelines, NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

Chairman and CEO	5x salary
Other Named Executive Officers	3x salary
Shares of Realogy common stock, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options and unearned performance shares are not counted.
NEOs have five years from implementation of the guidelines (until May 2018) or the date of hire or date they first become subject to a particular level of stock ownership to meet the ownership requirement. The NEOs each currently meet the stock ownership requirements.
Tax Considerations. Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's five named executive officers, excluding the chief financial officer. Prior to the Company's initial public offering, our board of directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Committee has adopted a policy that states, where reasonably practicable, the Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility of Section 162(m) when it believes, in its judgment, that such payments are appropriate to retain executive talent. Transition provisions under Section 162(m) may apply for a period of three years following the consummation of our initial public offering to certain compensation arrangements that were entered into by the Company before it was publicly held, including the 2007 Stock Incentive Plan, the 2012 STIP and the 2012 LTIP.
Compensation Committee; Consultant; and Role of Chief Executive Officer. The Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our named executive officers taking into account recommendations from the Committee's independent compensation consultant as well as our Chief Executive Officer (other than with respect to his own compensation). The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board. All of the members of the Committee are Independent Directors and none was a member of the Committee prior to January 2013.
Role of Compensation Consultant. In August 2013, the Committee retained Cook as a third-party advisor to provide independent advice, research and evaluation related to executive compensation.
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Committee to do so.
Cook reports directly to the Committee, and the Committee may replace Cook or hire additional consultants at any time. Cook does not provide services to the Company other than executive compensation consulting to the Committee. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing. The Committee regularly reviews the services provided by its outside consultants and believes that Cook is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Cook in 2013, and determined that Cook's work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by The New York Stock Exchange. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
The Committee utilizes reports and analyses prepared by Cook. Cook's initial work for the Committee related to the development of a peer group, competitive market pay analyses utilizing the peer group and survey data, and recommendations with respect to long-term incentives for the NEOs.
Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President, Chief Executive Officer and Chairman of our Board of Directors, annually reviews the performance of, and makes recommendations regarding, each of our named executive officers (other than himself). Mr. Smith's performance is annually reviewed by the Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Company's Chief Administrative Officer participates in the data analysis process.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.
COMPENSATION COMMITTEE
Brett White (Chair)
Raul Alvarez
Michael J. Williams
Fiona P. Dias

2013 Summary Compensation Table
The table below sets forth the compensation we provided in 2013, 2012 and 2011 to our named executive officers.
As discussed in the "Compensation Discussion and Analysis," 2013 compensation reflects the issuance of common stock and restricted stock under the Phantom Value Plan to the named executive officers, which represented substantially all of the equity compensation awarded to them from April 2007 through September 2012 while the Company was privately owned. The payouts in 2013 are consistent with private equity executive compensation models of requiring executives to make equity investments in the portfolio company and to realize a return on their investment concurrently with the private equity sponsor's realization of its investment (in the Company's case, more than six years after the initial Apollo equity investment).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compen-sation ($)	Total ($)
Richard A. Smith	2013	$1,000,000	$100,000	$2,665,288	$—	$20,228,821	$—	$2,000	$23,996,109
Chairman, Chief Executive Officer and President	2012	1,000,000	112,219	5,198,876	6,022,523	2,800,000	—	2,000	15,135,618
	2011	1,000,000	97,000	—	—	2,000,000	—	2,000	3,099,000

Anthony E. Hull	2013	600,000	—	824,138	—	6,232,599	—	6,473	7,663,210
Executive Vice President, Chief Financial Officer and Treasurer	2012	600,000	—	1,574,020	1,920,102	765,000	—	3,750	4,862,872
	2011	562,500	—	—	—	525,000	—	3,675	1,091,175

Kevin J. Kelleher	2013	475,000	—	529,129	—	4,005,094	—	—	5,009,223
President and Chief Executive Officer of Cartus Corporation	2012	475,000	—	797,619	1,222,996	634,401	134,179	—	3,264,195
	2011	441,500	—	—	—	416,000	80,409	—	937,909

Alexander E. Perriello, III	2013	550,000	—	678,039	—	5,249,209	—	7,817	6,485,065
President and Chief Executive Officer, Realogy Franchise Group	2012	550,000	—	1,094,302	1,389,459	982,000	—	7,031	4,022,792
	2011	542,500	—	—	—	520,000	—	2,525	1,065,025

Bruce Zipf	2013	575,000	—	654,719	—	5,089,605	—	4,880	6,324,204
President and Chief Executive Officer, NRT	2012	575,000	—	1,295,790	1,535,375	829,063	—	3,649	4,238,877
	2011	550,000	—	—	—	520,000	—	3,558	1,073,558
_______________

(1)
The following are the annual rates of base salary paid to each of the named executive officers as of December 31, 2013: Mr. Smith, $1,000,000; Mr. Hull, $600,000; Mr. Kelleher, $475,000; Mr. Perriello, $550,000; and Mr. Zipf, $575,000.

(2)
In January 2014, the Compensation Committee approved an annual bonus of $100,000 payable to Mr. Smith pursuant to the terms of his employment agreement, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy.

(3)
As more fully described in footnote (4), the table reflects the aggregate grant date fair value of equity awards granted in 2013 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
In 2013, each named executive officer received a restricted stock award in April 2013 with a grant date fair value of $44.00 per share, and a restricted stock award in July 2013 with a grant date value of $47.57 per share, all pursuant to the named executive officers' elections to receive stock in lieu of cash under the Phantom Value Plan in connection with the sale of shares by affiliates of Apollo in April and July 2013. The shares subject to each award vest in full on the first anniversary of the date of grant (see "Compensation Discussion & Analysis—Executive Compensation Elements—Phantom Value Plan" and "Grants of Plan-Based Awards for Fiscal 2013").

(5)
Amounts for 2013 represent: (a) aggregate non-recurring amounts paid in fully-vested shares in 2013 to the named executive officers under the Phantom Value Plan, excluding the restricted stock grants described under "Stock Awards," pursuant to the named executive officers' election to receive Realogy Holdings common stock in lieu of a cash payment of the amounts due under the Phantom Value Plan in connection with the sale of shares by affiliates of Apollo in secondary public offerings in April and July 2013, and (b) compensation payable under the Realogy 2013 Executive Incentive Plan. The number of fully vested shares payable to the named executive officers under the Phantom Value Plan was determined (i) for the April 2013 payment by dividing the dollar amount then payable to a named executive officer under the Phantom Value Plan by the $44.00 per share public offering price of the April 2013 secondary public offering and (ii) for the July 2013 payment by dividing the dollar amount then payable to a named executive officer under the Phantom Value Plan by the $47.57 per share price at which Apollo sold its shares in the July 2013 secondary public offering.

	Non-Recurring Amounts Paid in Fully Vested Shares in 2013 Under the Phantom Value Plan ($)		Payment Under the Realogy 2013 Executive Incentive Plan ($)
Name	April 2013 Payment	July 2013 Payment		Total ($)
Richard A. Smith	$10,609,060	$7,159,761	$2,460,000	$20,228,821
Anthony E. Hull	3,280,596	2,214,003	738,000	6,232,599
Kevin J. Kelleher	2,106,280	1,421,439	477,375	4,005,094
Alexander E. Perriello, III	2,699,004	1,821,455	728,750	5,249,209
Bruce Zipf	2,606,252	1,758,853	724,500	5,089,605

(6)
None of our named executive officers (other than Mr. Kelleher) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2013 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2012 to December 31, 2013. See "Realogy Pension Benefits" for additional information regarding the benefits accrued for Mr. Kelleher.

Grants of Plan-Based Awards for Fiscal Year 2013
Each of the named executive officers received grants in 2013 under the following non-equity incentive and stock-based compensation plans. Each of the named executive officers:

•	was a participant under the 2013 Realogy Executive Incentive Plan, pursuant to which he received cash compensation in February 2014; and

•
received restricted stock grants in April and July 2013 under the 2012 Long-Term Incentive Plan pursuant to the named executive officer's election to receive fully vested shares in lieu of cash payable to him in April and July 2013 under the Phantom Value Plan in connection with the sale of shares by affiliates of Apollo in secondary public offerings.

Grants of Plan-Based Awards in Fiscal Year 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard A. Smith	2/21/2013	$500,000	$2,000,000	$3,000,000	—	$—
	4/18/2013	—	—	—	36,167	1,591,348
	7/22/2013	—	—	—	22,576	1,073,940

Anthony E. Hull	2/21/2013	150,000	600,000	900,000	—	—
	4/18/2013	—	—	—	11,183	492,052
	7/22/2013	—	—	—	6,981	332,086

Kevin J. Kelleher	2/21/2013	118,750	475,000	712,500	—	—
	4/18/2013	—	—	—	7,180	315,920
	7/22/2013	—	—	—	4,482	213,209

Alexander E. Perriello, III	2/21/2013	137,500	550,000	825,000	—	—
	4/18/2013	—	—	—	9,201	404,844
	7/22/2013	—	—	—	5,743	273,195

Bruce Zipf	2/21/2013	143,500	575,000	862,500	—	—
	4/18/2013	—	—	—	8,884	390,896
	7/22/2013	—	—	—	5,546	263,823
_______________

(1)
The awards made on February 21, 2013 set forth in these columns represent the grant made under the 2013 Realogy Executive Incentive Plan (the "EIP"). The performance criteria under the EIP were 2013 consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as adjusted pursuant to the terms of the EIP). The incentive opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels were set that, if achieved, would produce bonus payouts under the EIP at 25%, 100% or 150% of the target annual bonus amounts. Where performance levels fell between achievement percentage levels, bonuses were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any named executive officer could qualify for an incentive payment. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of their respective base salaries, or in the case of Mr. Smith, 200% of his base salary.

(2)	Consist of restricted stock awards that vest in full one year from the date of grant.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table sets forth outstanding stock option awards, restricted stock and restricted stock unit awards as of December 31, 2013 held by our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1) (2)	Number of Shares of Stock That Have Not Vested (#) (3) (4)	Market Value of Shares of Stock That Have Not Vested ($) (5)

Richard A. Smith					63,181	$3,125,564
					36,167	1,789,181
					22,576	1,116,835
	4,986	2,493	$22.25	10/15/2018
	9,404	4,702	22.00	4/17/2019
	11,289	22,577	17.50	10/16/2019
	6,030	12,060	33.50	4/15/2020
	28,012	9,338	137.50	11/9/2020
	65,362	21,788	20.75	11/9/2020
	30,000	90,000	17.50	4/30/2022
	90,000	270,000	27.00	10/10/2022

Anthony E. Hull					19,308	$955,167
					11,183	553,223
					6,981	345,350
	3,084	1,542	$22.25	10/15/2018
	5,816	2,908	22.00	4/17/2019
	3,428	6,856	17.50	10/16/2019
	1,865	3,729	33.50	4/15/2020
	6,750	2,250	137.50	11/9/2020
	15,750	5,250	20.75	11/9/2020
	8,250	24,750	17.50	4/30/2022
	30,000	90,000	27.00	10/10/2022

Kevin J. Kelleher					12,786	$632,523
					7,180	355,195
					4,482	221,725
	—	990	$22.25	10/15/2018
	—	1,867	22.00	4/17/2019
	—	4,402	17.50	10/16/2019
	—	2,394	33.50	4/15/2020
	5,400	1,800	137.50	11/9/2020
	—	4,200	20.75	11/9/2020
	—	19,500	17.50	4/30/2022
	—	54,000	27.00	10/10/2022

Alexander E. Perriello, III					16,188	$800,820
					9,201	455,173
					5,743	284,106
	2,537	1,269	$22.25	10/15/2018
	4,785	2,392	22.00	4/17/2019
	2,821	5,640	17.50	10/16/2019
	1,535	3,068	33.50	4/15/2020
	6,750	2,250	137.50	11/9/2020
	15,750	5,250	20.75	11/9/2020
	7,500	22,500	17.50	4/30/2022
	20,000	60,000	27.00	10/10/2022

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1) (2)	Number of Shares of Stock That Have Not Vested (#) (3) (4)	Market Value of Shares of Stock That Have Not Vested ($) (5)

Bruce Zipf					15,596	$771,534
					8,884	439,491
					5,546	274,361
	2,450	1,225	$22.25	10/15/2018
	4,621	2,310	22.00	4/17/2019
	2,724	5,446	17.50	10/16/2019
	1,482	2,962	33.50	4/15/2020
	5,400	1,800	137.50	11/9/2020
	12,600	4,200	20.75	11/9/2020
	7,750	23,250	17.50	4/30/2022
	23,000	69,000	27.00	10/10/2022
_______________

(1)
All options with an expiration date of October 15, 2018, April 17, 2019, October 16, 2019 and April 15, 2020 vest as to one third of the total shares subject to the options on each of the first three anniversaries of their respective dates of grant (April 15, 2011, October 17, 2011, April 16, 2012 and October 15, 2012, respectively) and became first exercisable on October 10, 2013—one year following Realogy Holdings' initial public offering.

(2)
All options with an expiration date of April 30, 2022 and October 10, 2022 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (April 30, 2012, and October 10, 2012, respectively). The options with an expiration date of November 9, 2020 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on July 1st of each year, commencing on July 1, 2011.

(3)
Restricted stock awards listed below in the first row for each named executive officer vest at the rate of one-third of the number of shares subject to the award on each of the first three anniversaries of the date of grant (October 10, 2012).

(4)	Restricted stock awards listed below in the second and third rows for each named executive officer vest in full one year from the date of grant on April 18, 2014 and July 22, 2014, respectively.

(5)	Calculated using closing price of our common stock on The New York Stock Exchange on December 31, 2013 of $49.47.
Option Exercises and Stock Vested for Fiscal Year 2013
The following table sets forth information with respect to the exercise of options and the vesting of restricted stock and restricted stock units for each of our named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3) (4)	Value realized on vesting ($) (3)
Richard A. Smith			31,591	$1,381,474
Anthony E. Hull			9,654	422,169
Kevin J. Kelleher	46,213	$1,146,163	6,393	279,566
Alexander E. Perriello, III			8,095	353,994
Bruce Zipf			7,798	341,007
_______________

(1)
Mr. Kelleher exercised the following options with the following exercise prices and grant dates: 12,600 options at $20.75 per share granted on November 9, 2010; 1,980 options at $22.25 per share granted on April 15, 2011; 3,734 options at $22.00 per share granted on October 17, 2011; 6,500 options at $17.50 per share granted on April 30, 2012; 2,201 options at $17.50 per share granted on April 16, 2012; 18,000 options at $27.00 per share granted on October 10, 2012; and 1,198 options at $33.50 per share granted on October 15, 2012.

(2)
Represents the difference between the market price on the date of exercise (the $47.87 per share closing sale price of our common stock on the date of exercise) and the exercise prices of the options listed in footnote (1).

(3)
Based upon a fair market value share price of $43.73 on October 10, 2013, the date of vesting. A portion of the shares that vested were withheld by the Company to pay minimum withholding taxes due upon issuance. Accordingly, the named executive officers actually received fewer shares than the amounts set forth in the above table.

(4)	Pursuant to a deferral election made under the Realogy Executive Deferred Compensation Plan, Mr. Hull deferred receipt of 3,892 shares set forth in this column until October 10, 2015.

Realogy Pension Benefits at 2013 Fiscal Year End
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the "Cendant Pension Plan"), which was a "defined benefit" employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a successor to the former PHH Corporation Pension Plan (the "Former PHH Pension Plan"). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan.
In connection with Realogy Group's separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the "Realogy Pension Plan"). At Realogy Group's separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan which related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant's benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.
Mr. Kelleher is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits under the Cendant Pension Plan or the Realogy Pension Plan.
The following table sets forth information relating to Mr. Kelleher's participation in the Realogy Pension Plan:

Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
29	$568,374	$—
_______________

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Kelleher through December 31, 2013.

(2)
The valuations included in this column have been calculated as of December 31, 2013 assuming Mr. Kelleher will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, "Employee Benefit Plans—Defined Benefit Pension Plan" to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Non-qualified Deferred Compensation at 2013 Fiscal Year End
On April 9, 2013, the Board of Managers of Realogy Group approved the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"), which amended and restated the Realogy Corporation Officer Deferred Compensation Plan, as previously amended, participation in which had been frozen since January 1, 2009. The Board of Managers of Realogy Group also took action to unfreeze participation in the Executive Deferred Compensation Plan.
The Executive Deferred Compensation Plan is for the benefit of certain of our key employees selected by our Compensation Committee from time to time. Under the Executive Deferred Compensation Plan, participants are permitted to defer both cash and equity based compensation on such terms as our Compensation Committee determines from time to time. For cash deferrals, we will be utilizing a "rabbi trust" for the purpose of holding assets to be used for the payment of benefits under the Executive Deferred Compensation Plan. Generally, a participant's deferral will be paid on a fixed date elected by the participant or, if earlier, on the first anniversary following a participant's separation from service. Accounts are established in a participant's name and the participant allocates his or her deferrals to one or more deemed investments under the Executive Deferred Compensation Plan. A participant in the Executive Deferred Compensation Plan may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

In conjunction with the approval of the Executive Deferred Compensation Plan, on April 9, 2013, Anthony E. Hull, the Company's Executive Vice President, Chief Financial Officer and Treasurer, elected to defer a portion of the shares of common stock of Realogy Holdings subject to existing restricted stock awards granted on October 10, 2012 in connection with Realogy Holdings' initial public offering, by exchanging the shares subject to the restricted stock award for restricted stock units. No other named executive officer made such a deferral election. The deferral election and related exchange of restricted stock for restricted stock units did not change the amount of compensation previously awarded to Mr. Hull. The vesting terms of the restricted stock unit award remain unchanged from the restricted stock award, though the distribution of a portion of the shares issuable upon vesting of the restricted stock units is deferred pursuant to the election made by Mr. Hull. In contrast to a holder's right to vote shares subject to a restricted stock agreement, the holder of restricted stock units under a restricted stock unit agreement may not vote the underlying shares until they are issued to the holder.
The following table sets forth certain information with respect to named executive officers' deferred compensation during 2013:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony E. Hull	$170,197	$—	$22,340	$—	$192,537
Agreements with Named Executive Officers
The following summarizes the terms of the employment agreements with each of our named executive officers. Severance provisions are described in the section titled "Potential Payments Upon Termination or Change of Control."
Mr. Smith. On April 10, 2007, we entered into a new employment agreement with Mr. Smith, with a five-year term commencing as of the consummation of our acquisition by Apollo in 2007 (unless earlier terminated). The agreement was initially automatically extended for one additional year pursuant to the terms of the employment agreement as neither party provided a 90-day notice of non-renewal. On September 10, 2012, the Company extended the term of Mr. Smith's employment agreement to April 9, 2016, subject to automatic renewal for an additional one year if neither party provides a 90-day notice of non-renewal. On November 1, 2013, the Company and Mr. Smith entered into an amendment to the agreement to eliminate the "golden parachute" Section 280G gross up provision. The amendment instead provides for a reduction in payments and benefits that would otherwise be subject to an excise tax under Section 280G of the Code if Mr. Smith would be better off on an after-tax basis receiving the maximum amount payable without those payments and benefits being subject to the excise tax. The amendment also includes certain technical amendments relating to compliance with Section 409A of the Code.
Pursuant to the agreement, Mr. Smith serves as our Chief Executive Officer and President. He also serves as a member of our Board of Directors during his term of employment. Mr. Smith is entitled to a base salary of $1 million (the base salary in effect for him as of immediately prior to the Company's acquisition by Apollo), may participate in employee benefit plans generally available to our executive officers, and is eligible to receive an annual bonus award with a target amount equal to 200% of his annual base salary, subject to the attainment of performance goals and his continued employment with us on the last day of the applicable bonus year. In connection with entering into his employment agreement and as partial consideration for his retention following the Company's acquisition by Apollo, Mr. Smith received a one-time $5 million bonus in connection with the consummation of the Apollo acquisition, the after-tax amount of which Mr. Smith elected to invest in shares of common stock.
Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense.
Messrs. Hull, Kelleher, Perriello and Zipf. On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Kelleher, Perriello and Zipf (for purposes of this section, each, an "Executive"), with an initial five-year term (unless earlier terminated) commencing as of the consummation of the Apollo acquisition, subject to one automatic extension for an additional year unless either party provides notice of non-renewal. Pursuant to these employment agreements, each of the Executives continues to serve in the same positions with us as they had served prior to the Apollo acquisition.
In April 2011, we amended these agreements to provide for (1) the initial term to end on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012. The following are the annual rates of base salary, effective April 1, 2011: for Mr. Hull,

$575,000; Mr. Kelleher, $450,000; Mr. Perriello, $550,000; and Mr. Zipf, $560,000. Effective January 1, 2012, the annual base salary of Messrs. Hull, Kelleher and Zipf increased to $600,000, $475,000 and $575,000, respectively.
Under their employment agreements, Messrs. Hull, Kelleher, Perriello and Zipf are entitled to employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the consummation of the Apollo acquisition, which target is currently equal to 100% of each Executive's annual base salary, subject to the attainment of performance goals and the Executive's being employed with us on the last day of the applicable bonus year.
Potential Payments Upon Termination or Change-in-Control
The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2013.
If Mr. Smith's employment is terminated by us without "cause" or by Mr. Smith for "good reason," subject to his execution and non-revocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his (a) then-current annual base salary and (b) his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in 36 equal monthly installments following his termination of employment. If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants.
Cause is defined in Mr. Smith's employment agreement to mean (i) his willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) his conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) his indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board of Directors determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) his gross negligence in the performance of his duties, or (vi) his purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for "Cause" pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Mr. Smith in writing describing such conduct and he shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.
Good Reason is defined in Mr. Smith's employment agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Mr. Smith's consent: (i) his removal from, or failure to be elected or re-elected to, the Board of Directors; (ii) a material reduction of his duties and responsibilities to the Company, (iii) a reduction in his annual base salary or target bonus (not including any diminution related to a broader compensation reduction that (a) is made in consultation with Mr. Smith and (b) is applied to all senior executives of the Company in a relatively proportionate manner); (iv) the relocation of Mr. Smith's primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the employment period by the Company (other than non-renewal by the Company due to Mr. Smith's disability, termination for Cause or termination by Mr. Smith); or (vi) a material breach by the Company of a material provision of the employment agreement (including a breach of Section 2(a) of the employment agreement, which sets forth Mr. Smith's position with the Company). A termination shall not be for "Good Reason" pursuant to clause (i), (ii), (iii) or (iv), unless Mr. Smith shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company's receipt of such written notice.
With respect to Messrs. Hull, Kelleher, Perriello and Zipf (also for purposes of this section, each, an "Executive"), each Executive's employment agreement provides that if his employment is terminated by us without "cause" or by the Executive for "good reason," subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to:

•	a lump sum payment of his unpaid annual base salary and unpaid earned bonus;

•
an aggregate amount equal to (x) if such termination occurs within twelve months after a "Sale of the Company," 200% of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus; or (y) 100% (200% in the case of Mr. Hull) of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus. Of such amount, 50% will be payable in a lump sum within 30 business days of the date of termination, and the remaining portion will be payable in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment; and

•
from the period from the date of termination of employment to the earlier to occur of the second anniversary of such termination or the date on which the individual becomes eligible to participate in another employer's medical and dental benefit plans, participation in the medical and dental benefit plans maintained by us for active employees, on the same terms and conditions applicable to such active employees, as in effect from time to time during such period.

The definition of Cause and Good Reason under each Executive's employment agreement are identical to those contained in Mr. Smith's employment agreement except as follows: (a) clause (i) of the definition of Good Reason under Mr. Smith's employment agreement regarding director service is not contained in the definition of Good Reason in each Executive's employment agreement; and (b) the addition of language in the definition of Good Reason that a material breach by the Company of a material provision of the Executive's employment agreement does not include any promotion or lateral assignment of the Executive.
Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.
The employment agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits for one year to each named executive officer in the event his employment is terminated by reason of death or disability.
The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon a change of control or termination of employment on December 31, 2013 (the last business day of our most recently completed fiscal year):

Name	Benefit	Change of Control Assuming No Termination of Employment Prior to the Date of Change of Control ($) (1)(4)	Termination without Cause or for Good Reason within 24 months following a Change of Control ($) (1)(2)(4)	Other Termination without Cause or for Good Reason ($)(4)	Death ($)(4)	Disability ($)(4)
Richard A. Smith	Severance Pay	$—	$9,000,000	$9,000,000	$1,000,000	$1,000,000
	Health Care (3)		179,893	179,893	179,893	179,893
	Equity Acceleration	4,614,459	16,712,939	—	—	—
	Total	4,614,459	25,892,832	9,179,893	1,179,893	1,179,893
Anthony E. Hull	Severance Pay	—	2,400,000	2,400,000	600,000	600,000
	Health Care		27,082	27,082	13,402	13,402
	Equity Acceleration	1,342,632	5,218,672	—	—	—
	Total	1,342,632	7,645,754	2,427,082	613,402	613,402
Kevin J. Kelleher	Severance Pay	—	1,900,000	950,000	475,000	475,000
	Health Care		18,234	18,234	9,024	9,024
	Equity Acceleration	1,001,237	3,424,060	—	—	—
	Total	1,001,237	5,342,294	968,234	484,024	484,024
Alexander E. Perriello, III	Severance Pay	—	2,200,000	1,100,000	550,000	550,000
	Health Care		5,829	5,829	2,884	2,884
	Equity Acceleration	1,199,662	4,087,961	—	—	—
	Total	1,199,662	6,293,790	1,105,829	552,884	552,884
Bruce Zipf	Severance Pay	—	2,300,000	1,150,000	575,000	575,000
	Health Care		18,234	18,234	9,024	9,024
	Equity Acceleration	1,182,140	4,217,956	—	—	—
	Total	$1,182,140	$6,536,190	$1,168,234	$584,024	$584,024
 _______________

(1)
The vesting of options granted under the award agreements issued under the 2007 Stock Incentive Plan accelerate upon a change of control (defined as a Sale of the Company under that plan); provided, however, that in the event the individual terminates his employment without "good reason" or his employment is terminated for "cause" within one year of a change of control (defined as a Sale of the Company under that plan), the individual would be required to remit to the Company the proceeds realized in the change of control for those options, the vesting of which was accelerated due to the change of control. The value ascribed to the accelerated vesting of the options is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $49.47 per share as of December 31, 2013.

(2)
The vesting of options and restricted stock granted under the award agreements issued under the 2012 Long Term Incentive Plan accelerate in the event the individual terminates his employment for "good reason" or his employment is terminated for other than

"cause" within 24 months of a change of control. The value ascribed to the accelerated vesting of the options and restricted stock is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $49.47 per share as of December 31, 2013.

(3)
If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.

(4)
Each NEO is entitled to payment of accrued but unpaid salary to the date of termination under his employment agreement and, pursuant to the terms of the 2013 EIP, compensation payable thereunder if the NEO was employed as of the last day of the year. See "Summary Compensation Table" for amounts earned by NEOs under 2013 EIP. The amounts set forth in the table do not include accrued compensation as of December 31, 2013. The amounts shown also do not include deferred compensation payable following the termination of an NEO who participates in the Amended and Restated Executive Deferred Compensation Plan or the Realogy Pension Plan.

Related Party Transactions
Termination of Apollo Management Fee Agreement—Final Payment Made in January 2013
In connection with the Company's acquisition by Apollo in 2007, Apollo Management VI, L.P. ("Apollo Management") entered into a management fee agreement (the "Management Agreement") with Realogy which provided that Apollo Management and its affiliates would provide certain management consulting services to us through the end of 2016 (subject to possible extension). In connection with our initial public offering, the Company entered into an agreement with Apollo Management to terminate the Management Agreement at December 31, 2012. Pursuant to the termination agreement, as amended in December 2012, Realogy Group paid Apollo Management (i) a termination fee of $39 million in cash, $24 million of which was paid in December 2012 and the $15 million balance was paid in January 2013 and (ii) its previously accrued 2011 annual management fee of $15 million in December 2012. Pursuant to the termination agreement, Apollo Management waived its 2012 annual management fee. We have no further obligations with respect to the payment of any fees pursuant to the Management Agreement.
Apollo Secondary Offerings
In April 2013 and July 2013, affiliates of Apollo sold all of their 65 million shares of common stock in two secondary public offerings. Pursuant to the terms of the Apollo Securityholders Agreement (defined below), we paid the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the Apollo affiliates, which were approximately $1.9 million in the aggregate.
Termination of Apollo Securityholders Agreement
On October 10, 2012, we and certain holders of our common stock affiliated with Apollo entered into an amended and restated Securityholders Agreement, further amending and restating the agreement originally dated as of April 10, 2007 and previously amended and restated on January 5, 2011 (as further amended and restated, the "Apollo Securityholders Agreement"), which became effective upon the completion of our initial public offering. The Apollo Securityholders Agreement, among other things, generally sets forth the rights and obligations of a co-investment entity formed at the time of the Company's acquisition by Apollo for the purpose of owning shares of common stock held beneficially by certain co-investors in Apollo funds, as well as other affiliates of Apollo. The Apollo Securityholders Agreement terminated on July 22, 2013, when affiliates of Apollo ceased to own shares of common stock.
Related Transactions with Apollo Portfolio Companies
We have entered into certain transactions in the normal course of our relocation services business with entities that are owned by affiliates of Apollo. During 2013, we recognized revenue related to these transactions of approximately $1.1 million in the aggregate.
Paulson Securityholders Agreement
On November 30, 2010, Realogy, Holdings, Paulson and certain affiliates of Apollo) entered into a securityholders agreement with Paulson which was subsequently amended and restated effective January 5, 2011 and further amended on June 4, 2013. The material terms of the Paulson Securityholders Agreement are described below.
Registration Rights
Demand Rights. Paulson has two "demand" rights that allow Paulson, at any time after January 5, 2014, to request that we undertake an underwritten public offering of our common stock under the Securities Act so long as the estimated gross proceeds of any such underwritten public offering would be equal to or greater than $75 million, provided that if the number of Paulson's shares of common stock originally included in Paulson's demand request is reduced to less than two-thirds of such shares in the underwritten public offering as a result of underwriter cutbacks, Paulson will not be deemed to have used one of its demand rights.
Blackout Periods. We have the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than an aggregate of 90 days (the "Maximum Blackout Period") in any twelve-month period, subject to certain conditions. To the extent we delay the filing of a registration statement for a period in excess of the Maximum Blackout Period, we have agreed to pay liquidated damages to Paulson based on the principal amount of Convertible Notes exchanged for the shares of common stock requested to be included in such registration by Paulson.
Piggyback Registration Rights. Paulson also has unlimited "piggyback" registration rights that allow Paulson to include its common stock in any public offering of equity securities initiated by us or by any of our other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Paulson of the shares of common stock issued upon conversion of at least $10 million aggregate principal amount of the Convertible Notes previously held by it. Paulson determined not to exercise its piggyback registration rights in connection with our initial public offering and in the two subsequent secondary offerings.
Indemnification; Expenses
We have agreed to indemnify Paulson and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Paulson sells shares of common stock, unless such liability arose from Paulson's misstatement or omission, and Paulson has agreed to indemnify us against all losses caused by its misstatements or omissions up to the amount of proceeds received by Paulson upon the sale of the securities giving rise to such losses. We will pay all registration expenses incidental to our obligations under the Paulson Securityholders Agreement, including a specified portion of Paulson's legal fees and expenses, and Paulson will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Paulson Securityholders Agreement.
Designation and Election of Directors
Until Paulson ceases to own directly or indirectly, shares of common stock representing at least 5% of the outstanding shares of common stock on a fully-diluted basis, Paulson has the right to either (i) nominate one appointee to the Board of Directors or (ii) designate one non-voting observer to attend all meetings of the Board of Directors.
Consent Rights
The Paulson Securityholders Agreement provides that without the prior written consent of Paulson, (i) we will not permit any of our direct or indirect subsidiaries to effectuate an initial public offering of common stock, (ii) we will at all times own 100% of the capital stock of Realogy Intermediate Holdings LLC ("Intermediate") and Intermediate shall at all times own, directly or indirectly, 100% of the capital stock of Realogy Group and (iii) we will not engage in any business or activity other than owning shares of Intermediate and Intermediate shall not engage in any business or activity other than owning shares of Realogy Group.
Termination
The Paulson Securityholders Agreement will terminate upon the first to occur of (i) Holdings' dissolution, liquidation or winding-up; or (ii) when Paulson ceases to own shares of common stock representing at least 5% of the outstanding shares of common stock on a fully diluted basis.
Other
Without any requirement to do so, our directors and executive officers and their immediate family members from time to time have, and in the future may, utilize the services offered by the Company in the ordinary course of business and on similar terms to those offered to unrelated third parties in similar transactions, including but not limited to engaging our Company-owned brokerages (or those of our franchisees) in the purchase or sale or real estate. There were no such transactions completed in 2013.

ADVISORY VOTE ON REALOGY HOLDINGS EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation (Say-on-Pay Vote). The Company awarded only salary and annual bonus totaling $3 million to its CEO in 2013. The balance of the CEO and NEO 2013 compensation relates to payments associated with a compensation plan adopted in 2011 by the then private equity owner. We are conducting the Say-on-Pay Vote pursuant to federal legislation which requires public companies to provide stockholders with the opportunity to cast an advisory vote to approve the compensation of the named executive officers at least once every three years. We currently hold an advisory vote on the compensation of our named executive officers on an annual basis in accordance with the preference expressed by our stockholders at our 2013 annual meeting regarding the frequency of the Say-on-Pay Vote.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:
•support a high-performance environment by linking compensation with performance;
•attract, motivate and retain key executives who are crucial to our long-term success;
•provide our executives with market competitive compensation consistent with comparable companies; and
•support a long-term focus for our executives that aligns their interests with the interests of our stockholders.
Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•
The Company had strong financial performance in 2013. Its Adjusted EBITDA grew 18% to $796 million, it continued to reduce its total indebtedness and its stock price from October 11, 2012—its first day of trading as a public company—through December 31, 2013 increased 45% or 1.6 times the total return on the S&P 500 index and 2.5 times the Historical 2013 ISS Peer Group average return.

•
In light of the payouts under the Phantom Value Plan referenced below and the long term equity awards made to the NEOs in connection with the Company's October 2012 IPO, no long-term incentive awards were made in 2013. The only action by the Company in 2013 was the payment of salary and the annual bonus.

•
The payouts under the Phantom Value Plan in 2013, which brought to a close all of the pre-IPO private equity based compensation plans, were performance-based—the payments reflected (1) performance incentives covering the Company's entire six-year period of private equity ownership and control and (2) performance on the long-term metric under the Phantom Value Plan—the return of 1.95 times (or nearly double) the face value of the debt that the private equity investors converted into the shares they sold in 2013.

•
Following the July 2013 conclusion of the six-year private equity period of ownership, the new wholly independent Compensation Committee determined it would substantially reset the executive compensation plans. In so doing, the Compensation Committee implemented certain "best practices" in executive compensation programs, including the elimination of the excise tax gross up in the CEO's employment agreement and the adoption of a clawback policy.

We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2013 compensation of our named executive officers.

Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2014. The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee's appointment of PwC as independent registered public accounting firm (auditors) for fiscal year 2014. The Audit Committee will consider the outcome of our stockholders' vote in connection with the selection of our auditors but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.
PwC served as our independent registered public accounting firm for 2013 for both Realogy Holdings and Realogy Group. No relationship exists between PwC and us other than the usual relationship between auditor and client. Representatives of PwC will be present at the annual meeting of stockholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.
Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2013 and 2012. The aggregate fees (in millions) billed for professional services by PwC in 2013 and 2012 were as follows:

	2013	2012
Audit Fees (1)	$4.6	$5.7
Audit Related Fees (2)	0.1	0.1
Tax Fees (3)	—	—
All Other Fees (4)	0.3	—
Total	$5.0	$5.8
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance, tax consultation, tax advice and tax planning.

(4)	Represents fees related to enterprise risk management and certain information technology advisory services.
In connection with the relocation services it provides to customers, Cartus, as an intermediary, often pays third-party invoices to PwC at the direction of Cartus' customers. These payments are not included in the amounts set forth in the above table.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for appointing our independent auditor and approving the terms of the independent auditor's services. The Audit Committee considers the non-audit services to be provided by the independent auditor in determining its independence.
The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below. The Audit Committee also adopted a policy prohibiting the Company from hiring the independent auditor's personnel, if such person participated in the current annual audit, or the immediately preceding annual audit of our financial statements, and is being hired in a "financial reporting oversight role" as defined by the PCAOB.
All services performed by our independent auditors were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the "Service List") anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Except as discussed below, any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, provided the aggregate fees in the particular Designated Category to which a specific pre-approval relates do not exceed the pre-approved amount. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2013 or 2012 under such provision.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Appendix A
DECLASSIFICATION CHARTER AMENDMENT
If stockholders approve the Declassification Charter Amendment, the text of the Certificate of Incorporation will be amended as follows:
FIRST: Section 3 of Article V of the Certificate of Incorporation will be amended to read in its entirety as follows:
"Section 3. Classes of Directors; Term of Office. Until the Corporation's 2017 annual meeting of stockholders and subject to the succeeding provisions of this Section 3 and Sections 6 and 7 of this Article V. the Board shall be and is divided into three classes, designated: Class I, Class II and Class III. No decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of stockholders prior to the 2015 annual meeting, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal. At each annual meeting of stockholders commencing with the 2015 annual meeting of stockholders, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term expiring at the next annual meeting of stockholders; provided, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal. Any director elected prior to the 2015 annual meeting, subject to such director's earlier death, resignation or removal, shall hold office for the term to which such director has been elected, such that the term for the class of directors elected at the 2012 annual meeting shall expire at the 2015 annual meeting; the term for the class of directors elected at the 2013 annual meeting shall expire at the 2016 annual meeting; and the term for the class of directors elected at the 2014 annual meeting shall expire at the 2017 annual meeting. Commencing with the 2017 annual meeting of stockholders, the classification of the Board of Directors shall terminate."
SECOND: Sections 6 and 7 of Article V of the Certificate of Incorporation will be amended to read in their entirety as follows:
"Section 6. Vacancies. Any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as otherwise provided by law, and shall not be filled by the stockholders of the Corporation. A director elected to fill a vacancy shall hold office (a) if appointed prior to the 2017 annual meeting of stockholders, for a term that shall coincide with the remaining term of that class in which the new directorship was created or vacancy exists or (b) if appointed at or following the 2017 annual meeting of stockholders, for a term expiring at the next annual meeting of stockholders, and in each case shall serve until such director's successor shall have been elected and shall qualify, subject to such director's earlier death, resignation or removal.
If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.
Section 7. Removal and Resignation of Directors. Any or all of the directors of the Corporation then serving in a class that expires at the third annual meeting of stockholders following the election of such class may be removed from office at any time only for cause and all other directors may be removed from office at any time with or without cause, provided that in either case, removal shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors; provided, however, that for so long as Apollo Management V, L.P., Apollo Management VI, L.P., Apollo Management VII, L.P. and any of their Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, "Apollo") beneficially owns at least 25% of the voting power of all the shares of the Corporation and casts its votes associated with such shares in favor of the proposed action, directors may be removed by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation."

Appendix B
APOLLO CHARTER AMENDMENT
If stockholders approve the Apollo Charter Amendment, the text of the Certificate of Incorporation will be amended as follows:
FIRST: Section 7 of Article V of the Certificate of Incorporation will be amended to delete in its entirety the proviso at the end of the first sentence thereof;
SECOND: Article VII of the Certificate of Incorporation will be amended to delete in its entirety the second sentence thereof and to delete the phrase ", subject to the next sentence," in the first sentence thereof;
THIRD: Article XI of the Certificate of Incorporation will be deleted in its entirety;
FOURTH: Article XII of the Certificate will be renumbered as "Article XI";
FIFTH: Article XIII of the Certificate of Incorporation will be amended and restated in its entirety as follows:
"ARTICLE XII
AMENDMENT
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to modify, amend or repeal, this Amended and Restated Certificate of Incorporation.
In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the total number of shares of Common Stock outstanding."
SIXTH: Article XIV of the Certificate of Incorporation will be re-numbered as "Article XIII"; and
SEVENTH: Article XV of the Certificate of Incorporation will be re-numbered as "Article XIV" and the reference to “this Article XV” in the last sentence thereof will be amended to read as “this Article XIV.”

REALOGY

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 1, 2014.

Vote by Internet

- Go to **www.investorvote.com/RLGY**
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- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote FOR all of the nominees listed below:

1. Election of Directors for a three-year term:	For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
Nominees: 01 - Jessica M. Bibliowicz 02 - Fiona P. Dias	☐	☐	☐	________________

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

	For	Against	Abstain
2. Approval of amendment to the certificate of incorporation of Realogy Holdings to eliminate the classified board structure.	☐	☐	☐
3. Approval of amendment to the certificate of incorporation of Realogy Holdings to eliminate provisions related to Apollo.	☐	☐	☐
4. Advisory vote to approve Realogy Holdings executive compensation program.	☐	☐	☐
5. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

B Non-Voting Items

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01S1YC

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
Realogy Holdings Corp. Stockholders
Friday, May 2, 2014 at 9:00 a.m., Eastern Daylight Time

Realogy Holdings Corp.

175 Park Avenue, Madison, New Jersey 07940

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

REALOGY

Proxy — Realogy Holdings Corp.

This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 2, 2014.

Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 2, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a three-year term and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)